 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997

                                                REGISTRATION NO. 333-36945

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       LAKEHEAD PIPE LINE PARTNERS, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              39-1715850
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

                               ----------------

                                                   PAUL W. NORGREN
                                                 LAKE SUPERIOR PLACE
          LAKE SUPERIOR PLACE                  21 WEST SUPERIOR STREET
        21 WEST SUPERIOR STREET                DULUTH, MINNESOTA 55802
        DULUTH, MINNESOTA 55802                    (218) 725-0100
            (218) 725-0100               (NAME, ADDRESS, INCLUDING ZIP CODE,
   (ADDRESS, INCLUDING ZIP CODE, AND                     AND
               TELEPHONE               TELEPHONE NUMBER, INCLUDING AREA CODE,
    NUMBER, INCLUDING AREA CODE, OF                      OF
             REGISTRANT'S                        AGENT FOR SERVICE)
     PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                  COPIES TO:

        WILLIAM N. FINNEGAN, IV                      JOE S. POFF
        ANDREWS & KURTH L.L.P.                  BAKER & BOTTS, L.L.P.
       4200 TEXAS COMMERCE TOWER                   ONE SHELL PLAZA
         HOUSTON, TEXAS 77002                       910 LOUISIANA
            (713) 220-4200                    HOUSTON, TEXAS 77002-4995
                                                   (713) 229-1234

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     SUBJECT TO COMPLETION, DATED OCTOBER 17, 1997

                         2,200,000 CLASS A COMMON UNITS
                       LAKEHEAD PIPE LINE PARTNERS, L.P.
                 REPRESENTING CLASS A LIMITED PARTNER INTERESTS

                                   --------

  All 2,200,000 Class A Common Units ("Class A Common Units") representing Class A limited partner interests in Lakehead Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), offered hereby are being sold by the Partnership.

  The Partnership distributes to its partners, after the end of each calendar quarter, all of its Available Cash. The Partnership's most recent quarterly distribution was $0.78 per limited partner unit, or $3.12 on an annualized basis.

  The Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." The last reported sale price of the Class A Common Units on the New York Stock Exchange on October 16, 1997 was $46 1/2 per Class A Common Unit.

  PURCHASERS OF THE CLASS A COMMON UNITS SHOULD CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE CLASS A COMMON UNITS. SUCH FACTORS INCLUDE THE FOLLOWING:

  . THE PARTNERSHIP'S PIPELINE SYSTEM IS DEPENDENT UPON ADEQUATE SUPPLIES OF
    AND DEMAND FOR WESTERN CANADIAN CRUDE OIL.

  . TARIFFS CHARGED BY THE PARTNERSHIP ARE SUBJECT TO REGULATION BY THE
    FEDERAL ENERGY REGULATORY COMMISSION. THE PARTNERSHIP CONTEMPLATES FILING A RATE INCREASE IN LATE 1998 OR EARLY 1999 TO REFLECT THE PROJECTED INCREMENTAL COSTS AND THROUGHPUT RESULTING FROM THE PARTNERSHIP'S CURRENT SYSTEM EXPANSION PROGRAM. AN UNFAVORABLE OUTCOME OF ANY FUTURE RATE PROCEEDING COULD HAVE A MATERIAL ADVERSE EFFECT ON THE PARTNERSHIP AND ITS ABILITY TO MAKE DISTRIBUTIONS TO ITS PARTNERS.

  . IN MAY 1997, THE ILLINOIS COMMERCE COMMISSION DENIED THE PARTNERSHIP'S
    APPLICATION FOR A CERTIFICATE THAT IS A NECESSARY STEP TOWARD RECEIVING CONDEMNATION AUTHORITY IN ILLINOIS WITH RESPECT TO THE PARTNERSHIP'S CURRENT SYSTEM EXPANSION PROGRAM. WITHOUT SUCH CONDEMNATION AUTHORITY, THE COST TO OBTAIN RIGHTS OF WAY IN CONNECTION WITH SUCH PROGRAM COULD INCREASE.

  . THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND MODIFIES THE FIDUCIARY
    DUTIES OF THE GENERAL PARTNER; HOLDERS OF CLASS A COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER STATE LAW. POTENTIAL CONFLICTS OF INTEREST COULD ARISE AS A RESULT OF THE GENERAL PARTNER'S RELATIONSHIP WITH ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP OR ANY PARTNER THEREOF, ON THE OTHER.

                                   --------

 THESE SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   UNDERWRITING
                         PRICE TO  DISCOUNTS AND    PROCEEDS TO
                          PUBLIC  COMMISSIONS (1) PARTNERSHIP (2)
-----------------------------------------------------------------
Per Class A Common Unit    $            $               $
-----------------------------------------------------------------
Total (3)                  $           $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (1) For information regarding indemnification of the Underwriters, see "Underwriting."
 (2) Before deducting expenses estimated at $    payable by the Partnership.
 (3) The Partnership has granted to the Underwriters a 30-day option to purchase up to 330,000 additional Class A Common Units solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
     Commissions, and Proceeds to Partnership will be $  , $   and $  ,
     respectively.

                                   --------

  The Class A Common Units are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Class A Common
Units offered hereby will be available for delivery on or about    , 1997 at
the offices of Smith Barney Inc., 333 West 34th Street, New York, New York
10001.

                                   --------
SMITH BARNEY INC.
                              GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.
    , 1997

                   [MAP OF IPL/LAKEHEAD SYSTEM APPEARS HERE]
           [MAP OF SYSTEM EXPANSION PROGRAM ("SEP II") APPEARS HERE]

                                ---------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON UNITS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR, AND PURCHASE CLASS A COMMON UNITS IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    4
INCORPORATION OF CERTAIN INFORMATION......................................    4
PROSPECTUS SUMMARY........................................................    5
FORWARD-LOOKING STATEMENTS................................................   12
RISK FACTORS..............................................................   12
  Considerations Relating to the Partnership's Business...................   12
  Considerations Relating to Partnership Structure and Relationship to
   General Partner........................................................   14
  Considerations Relating to the Partnership's Indebtedness and Ability to
   Distribute Cash........................................................   16
  Tax Considerations......................................................   17
PARTNERSHIP STRUCTURE.....................................................   19
USE OF PROCEEDS...........................................................   20
CAPITALIZATION............................................................   20
PRICE RANGE OF CLASS A COMMON UNITS AND DISTRIBUTIONS.....................   21
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA..........................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   23
  General.................................................................   23
  Results of Operations...................................................   24
  Liquidity and Capital Resources.........................................   26
BUSINESS..................................................................   28
  General ................................................................   28
  Business Strategy ......................................................   28
  Description of the Lakehead System......................................   30
  SEP II Expansion Program................................................   32
  Deliveries from the Lakehead System.....................................   33
  Sources of Shipments....................................................   34
  Supply of and Demand for Western Canadian Crude Oil.....................   34
  Customers...............................................................   34
  Competition.............................................................   35
  Regulation..............................................................   36
  Tariffs.................................................................   37

                                                                            PAGE
                                                                            ----
MANAGEMENT.................................................................  40
  Directors and Executive Officers of the General Partner..................  40
CASH DISTRIBUTIONS.........................................................  42
  General..................................................................  42
  Quarterly Distributions of Available Cash................................  43
  Adjustment of the Target Distributions...................................  44
  Distribution of Cash Upon Liquidation....................................  44
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES.......................  46
  Restrictions on General Partner Activity.................................  47
  Fiduciary Responsibilities of the General Partner........................  48
TAX CONSIDERATIONS.........................................................  50
  Legal Opinions and Advice................................................  50
  Partnership Status.......................................................  50
  Limited Partner Status...................................................  51
  Tax Consequences of Unit Ownership.......................................  52
  Allocation of Partnership Income, Gain, Loss and Deduction...............  54
  Tax Treatment of Operations..............................................  55
  Disposition of Class A Common Units......................................  58
  Entity-Level Collections.................................................  60
  Uniformity of Class A Common Units.......................................  60
  Tax-Exempt Organizations and Certain Other Investors.....................  61
  Administrative Matters...................................................  62
  Other Tax Considerations.................................................  64
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS....................  65
UNDERWRITING...............................................................  66
VALIDITY OF CLASS A COMMON UNITS...........................................  67
EXPERTS....................................................................  67
INDEPENDENT ACCOUNTANTS....................................................  67
GLOSSARY OF DEFINED TERMS.................................................. A-1

                             AVAILABLE INFORMATION

  The Partnership has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the SEC. Such reports and other information are available for inspection at the public reference facilities, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from the Public Reference Section of the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Partnership, that file electronically with the SEC. In addition, the Class A Common Units are traded on the New York Stock Exchange, and such reports and other information may be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF CERTAIN INFORMATION

  The following documents, or portions of documents, previously filed by the Partnership with the SEC are incorporated by reference in this Prospectus:

  (i) the Partnership's Annual Report on Form 10-K (File No. 1-10934) for the fiscal year ended December 31, 1996;

  (ii) the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

  (iii) the description of the Class A Common Units contained in the Partnership's Registration Statement on Form 8-A, dated November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, dated December 9, 1991, and Amendment No. 2 on Form 8-A/A, dated May 2, 1997;

  (iv) the Partnership's Current Report on Form 8-K, dated September 25,
       1997; and

  (v)the Partnership's Current Report on Form 8-K, dated October 16, 1997.

  All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Partnership undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Lakehead Pipe Line Partners, L.P., Lake Superior Place, 21 West Superior Street, Duluth, Minnesota 55802, Attention: R. R. Karlen, Investor Relations, telephone (800) 525-3999 or (218) 725-0100, Internet access: http://www.lakehead.com.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial and operating data appearing elsewhere in this Prospectus and information incorporated herein by reference. For an explanation of certain terms used in this Prospectus, please refer to the Glossary of Defined Terms in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters is not exercised. See "Underwriting." Unless the context otherwise requires, references herein to the Partnership include the Partnership and its subsidiary operating partnership, Lakehead Pipe Line Company, Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). References herein to "Units" include the Partnership's Class A Common Units and its Class B Common Units ("Class B Common Units") representing Class B limited partner interests in the Partnership.

                                THE PARTNERSHIP

GENERAL

  Lakehead Pipe Line Partners, L.P. is a publicly held Delaware limited partnership engaged in the regulated crude oil and natural gas liquids pipeline business. The Partnership owns and operates the United States portion of the world's longest liquid petroleum pipeline (the "System"), which traverses approximately 3,200 miles from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. The United States portion of the System (the "Lakehead System") traverses approximately 1,750 miles and serves all of the major refining centers in the Great Lakes region of the United States, as well as in Ontario, Canada. The Canadian portion of the System (the "IPL System") is owned and operated by Interprovincial Pipe Line Inc. ("IPL"), a direct wholly owned subsidiary of IPL Energy Inc. ("IPL Energy") and the parent company of Lakehead Pipe Line Company, Inc. ("Lakehead" or the "General Partner"). IPL Energy is a publicly traded company that is a North American leader in energy services and delivery.

  The Partnership transports crude oil and, to a lesser extent, natural gas liquids ("NGLs") owned by others as a common carrier for a fee, which is based on a schedule of tariffs filed by the Partnership with the FERC. Substantially all of the crude oil and NGLs transported by the Lakehead System are received initially into the System in western Canada and then transported to markets in the United States and eastern Canada. Lakehead estimates that in 1996 the System transported approximately 70% of all crude oil produced in western Canada, of which approximately 90% was transported by the Lakehead System. Deliveries of crude oil and NGLs on the Lakehead System averaged approximately
1.45 million barrels per day for 1996, up from approximately 1.25 million barrels per day for 1992.

  The Partnership believes that the System has certain advantages over other transporters of crude oil with which it competes. The System is among the lowest cost transporters of crude oil and NGLs in North America based on costs per barrel mile transported. The Partnership's low cost structure is derived primarily from the extensive length and configuration of the System. The length of the System and its large diameter pipe provide economies of scale, while the configuration of the System, which includes at various segments a number of parallel lines rather than a single line, allows the System to transport multiple grades of crude oil more efficiently. In addition, because of its strategic location, the System supplies western Canadian crude oil to the Midwest U.S., an area that is experiencing rising crude oil demand and declining crude oil production. Deliveries to the Midwest U.S. have historically provided producers of western Canadian crude oil with a premium netback (i.e., sales price net of transportation costs) relative to other available U.S. markets.

BUSINESS STRATEGY

  A principal objective of the Partnership is to increase cash generated from its operations and to distribute all of its Available Cash to its partners. The Lakehead System, together with the IPL System, serves as a strategic link between the western Canadian oil fields and the markets of the Midwest U.S. and eastern Canada and currently operates at or near capacity. In response to the continuing trend of increasing supply of crude oil from western Canada and the growth of demand in the markets of the Midwest U.S., the Partnership plans not only to maintain the service capability of the Lakehead System but also to expand its capacity where appropriate. To the extent allowed under orders of the Federal Energy Regulatory Commission (the "FERC"), or by agreement with customers, the Partnership anticipates filing for additional tariff rate increases from time to time to reflect these ongoing expansions. See "Business--Regulation" and "--Tariffs." This strategy has enabled the Partnership to increase quarterly cash distributions to Unitholders from $0.59 per Unit in 1992 to $0.78 per Unit currently, an increase of approximately 32%.

 Lakehead System Expansion Projects

  In implementing its business strategy, the Partnership pursues opportunities to maximize utilization of and to expand the Lakehead System. Certain key completed, current and future expansion projects of the Partnership are summarized below:

  . 1994 Capacity Expansion Program -- This $130 million expansion program increased the delivery capability of the Lakehead System to Superior, Wisconsin by approximately 170,000 barrels per day and to Chicago, Illinois area markets by approximately 145,000 barrels per day.

  . System Expansion Program I ("SEP I") -- This 1996 expansion program provided an additional 120,000 barrels per day of capacity on the Lakehead System from Superior to Chicago area markets at a cost of $65 million.

  . System Expansion Program II ("SEP II") -- This proposed expansion, which began in 1996, is expected to provide an additional 170,000 barrels per day of delivery capacity on the Lakehead System from Superior to Chicago. Current constraints on the capacity of the System in western Canada, however, will limit incremental volumes reaching the Lakehead System to approximately 120,000 barrels per day. This project, which is expected to cost approximately $370 million, was undertaken in response to apportionment of the existing capacity on the System among suppliers of western Canadian crude oil and NGLs. SEP II is being undertaken in conjunction with a Cdn. $140 million capacity expansion of the IPL System by IPL. SEP II is expected to be completed by late 1998. See "Business-- SEP II Expansion Program."

  . Terrace Project -- In early 1997, the Partnership, in conjunction with
    IPL, announced a preliminary outline of a four-stage expansion program to increase western Canadian crude oil pipeline capacity. Subject to continued industry support and receipt of regulatory approval, the Partnership and IPL anticipate that this proposed project would be completed in stages over the period 1998 through 2005.

 IPL Energy Projects

  IPL Energy is also engaged in North American crude oil pipeline projects that are related to the System. The General Partner believes that certain of these projects, even though they are not owned by the Partnership, will benefit the Partnership since they may result in increased deliveries on the Lakehead System. Such projects include: (i) the Mustang pipeline that connects the Lakehead System to the Patoka/Wood River refinery area and pipeline hub south of Chicago; (ii) a proposed new pipeline that would connect the Partnership's facilities to a refinery in the Toledo, Ohio area; and (iii) a proposed new pipeline for the delivery of heavy crude oil from the Athabasca oil sands region near Fort McMurray, Alberta to Hardisty, Alberta. See "Business-- Business Strategy--IPL Energy Projects."

1996 SETTLEMENT AGREEMENT

  In October 1996, the FERC approved a Settlement Agreement (the "Settlement Agreement") between the Partnership and representatives of certain of the Partnership's customers on all then outstanding contested tariff rates. The Settlement Agreement also sets forth parameters governing the tariff increase associated with SEP II, although such tariff increase has not been approved by the FERC. See "Business--Tariffs--Rate Cases."

                                  THE OFFERING

Securities offered..............
                                  2,200,000 Class A Common Units. (2,530,000
                                  Class A Common Units if the Underwriters' over-allotment option is exercised in full.)

Units to be outstanding after     22,290,000 Class A Common Units and 3,912,750
 the offering...................  Class B Common Units representing an effective 83.4% and 14.6% limited partner interest in the Partnership, respectively. If the Underwriters' over-allotment option is exercised in full, a total of 22,620,000
                                  Class A Common Units and 3,912,750 Class B
                                  Common Units will be outstanding,
                                  representing an effective 83.5% and 14.5% limited partner interest in the Partnership, respectively.

Use of proceeds.................  The net proceeds from the sale of the Class A
                                  Common Units offered hereby are estimated to
                                  be approximately $   million ($   million if
                                  the Underwriters' over-allotment option is exercised in full). The net proceeds will be used by the Partnership to fund a portion of the $370 million estimated cost of SEP II.

New York Stock Exchange
 symbol.........................  LHP

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth, for the periods and at the dates indicated, summary historical financial and operating data for the Partnership. The summary historical financial data are derived from and should be read in conjunction with the Partnership's historical consolidated financial statements and notes thereto incorporated in this Prospectus by reference. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                    SIX MONTHS
                                              YEAR ENDED              ENDED
                                             DECEMBER 31,            JUNE 30,
                                        ------------------------  ---------------
                                         1994   1995(1)  1996(1)  1996(1)   1997
                                        ------  -------  -------  -------  ------
                                                                   (UNAUDITED)
                                        (DOLLARS IN MILLIONS, EXCEPT PER UNIT
                                                      AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenue.................... $246.0  $268.5   $274.5   $133.9   $135.6
                                        ------  ------   ------   ------   ------
    Power, operating and administrative
     expenses..........................  128.3   134.3    128.7     61.1     63.5
    Provision for prior years' rate re-
     funds.............................    --     22.9     20.1     20.1      --
    Depreciation.......................   31.4    38.0     38.3     19.9     19.5
                                        ------  ------   ------   ------   ------
  Total operating expenses.............  159.7   195.2    187.1    101.1     83.0
                                        ------  ------   ------   ------   ------
  Operating income.....................   86.3    73.3     87.4     32.8     52.6
  Interest income......................    4.1     7.1      9.6      4.6      5.1
  Interest expense.....................  (29.8)  (40.3)   (43.9)   (24.3)   (20.3)
  Minority interest....................   (0.7)   (0.5)    (0.7)    (0.2)    (0.5)
                                        ------  ------   ------   ------   ------
  Net income........................... $ 59.9  $ 39.6   $ 52.4   $ 12.9   $ 36.9
                                        ======  ======   ======   ======   ======
  Net income per Unit(2)............... $ 2.61  $ 1.60   $ 2.11   $ 0.51   $ 1.46
                                        ======  ======   ======   ======   ======
  Cash distributions paid per Unit(3).. $ 2.51  $ 2.56   $ 2.60   $ 1.28   $ 1.36
                                        ======  ======   ======   ======   ======
FINANCIAL POSITION DATA (AT PERIOD
 END):
  Property, plant and equipment, net... $727.6  $725.1   $763.5   $741.8   $776.9
  Total assets......................... $868.6  $915.2   $975.9   $966.9   $958.5
  Long-term debt....................... $364.0  $395.0   $463.0   $426.0   $463.0
  Partners' capital.................... $434.4  $411.1   $399.6   $392.6   $402.9
CASH FLOW DATA:
  Cash provided from operating activi-
   ties................................ $108.1  $121.5   $ 93.9   $ 67.9   $ 41.3
  Capital expenditures................. $136.9  $ 35.5   $ 76.7   $ 36.6   $ 32.9
OPERATING DATA:
  Barrel miles (billions)..............    366     385      384      188      188
  Deliveries (thousands of barrels per
   day)
    United States......................    795     876      901      889      935
    Eastern Canada.....................    531     533      550      535      544
                                        ------  ------   ------   ------   ------
      Total............................  1,326   1,409    1,451    1,424    1,479
                                        ======  ======   ======   ======   ======

--------
(1) Results for 1995 reflect the impact of the June 1995 FERC decision (Opinion No. 397). Results for 1996 reflect the impact of the Settlement Agreement. See "Business--Tariffs."
(2) The General Partner's allocation of net income has been deducted before calculating net income per Unit.
(3) The Partnership distributes 100% of its Available Cash as of the end of each calendar quarter on or about 45 days after the end of such quarter. See "Price Range of Class A Common Units and Distributions" for quarterly distribution per Unit data.

                         RECALCULATED OPERATING RESULTS

  In October 1996, the FERC approved the Settlement Agreement between the Partnership and representatives of certain of the Partnership's customers on all then outstanding contested tariff rates. The Settlement Agreement provided for a tariff rate reduction of approximately 6% and total rate refunds and interest of $120.0 million through the effective date of October 1, 1996, with interest accruing thereafter on the unpaid balance. Even though the Partnership had been recording a provision for a potential rate refund since 1992, additional provisions related to rate refunds were required in 1995, with respect to FERC Opinion No. 397, and in 1996, with respect to the Settlement Agreement. Accordingly, to eliminate the retroactive impact of the additional provisions and to facilitate comparison of period-to-period results, set forth below are the operating results of the Partnership for the indicated periods recalculated to reflect the retroactive impacts of the tariff rate reduction provided for in the Settlement Agreement in each such period. There is no retroactive impact from the Settlement Agreement on operating results for periods after December 31, 1996.

                                            SIX MONTHS ENDED
                 YEAR ENDED DECEMBER 31,        JUNE 30,
                 -------------------------  ------------------
                  1994     1995     1996      1996      1997
                 -------  -------  -------  --------  --------
                (DOLLARS IN MILLIONS, EXCEPT PER UNIT AMOUNTS)
Operating reve-
 nue(1)......... $ 237.0  $ 268.5  $ 274.5  $  133.9  $  135.6
Total operating
 expenses(2)....   159.7    172.3    167.0      81.0      83.0
                 -------  -------  -------  --------  --------
Operating in-
 come...........    77.3     96.2    107.5      52.9      52.6
Interest in-
 come...........     4.1      7.1      9.6       4.6       5.1
Interest ex-
 pense(3).......   (30.9)   (38.8)   (40.7)    (21.1)    (20.3)
Minority inter-
 est............    (0.6)    (0.7)    (0.9)     (0.5)     (0.5)
                 -------  -------  -------  --------  --------
Net income...... $  49.9  $  63.8  $  75.5  $   35.9  $   36.9
                 =======  =======  =======  ========  ========
Net income per
 Unit(4)........ $  2.17  $  2.60  $  3.06  $   1.46  $   1.46
                 =======  =======  =======  ========  ========

--------
(1) Recalculated operating revenue is reduced to reflect an additional rate refund of $9.0 million for the year ended December 31, 1994.
(2) Recalculated total operating expenses exclude the retroactive provision of $22.9 million for the year ended December 31, 1995 and the non-recurring charge of $20.1 million for the year ended December 31, 1996 and the six months ended June 30, 1996.
(3) Recalculated interest expense includes additional interest expense of $1.1 million for the year ended December 31, 1994. Recalculated interest expense excludes the interest expense portion of the retroactive provision of $1.5 million for the year ended December 31, 1995 and the non-recurring charge of $3.2 million for the year ended December 31, 1996 and the six months ended June 30, 1996.
(4) The General Partner's allocation of net income has been deducted before calculating net income per Unit.

                                  RISK FACTORS

  Prospective purchasers of Class A Common Units should consider the following factors in evaluating an investment in the Class A Common Units:

  . The Lakehead System is dependent upon adequate supplies of and demand for western Canadian crude oil.

  . The Lakehead System's tariffs are subject to regulation by the FERC.
    There is uncertainty surrounding the applicable regulatory standards for establishing tariff rates for liquids pipelines. The Partnership contemplates filing a rate increase in late 1998 or early 1999 to reflect the projected incremental costs and throughput resulting from SEP II. In the event the Partnership's rates are formally challenged, any resulting FERC order requiring a reduction of tariff rates could require a refund of a portion of revenue amounts previously collected and could have a material adverse effect on the Partnership and its ability to make distributions to its partners.

  . In May 1997, the Illinois Commerce Commission (the "ICC") denied the
    Partnership's application for a certificate that is a necessary step toward receiving condemnation authority in Illinois with respect to SEP
    II. Without such condemnation authority, the cost to obtain rights of way in connection with SEP II could increase.

  . The Partnership Agreement limits the liability and modifies the fiduciary duties of the General Partner. Holders of Class A Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. Potential conflicts of interest could arise as a result of the General Partner's relationship with its affiliates, on the one hand, and the Partnership or any partner thereof, on the other.

  See "Risk Factors" for a more detailed discussion of these and other factors that should be considered by prospective purchasers of Class A Common Units.

                               TAX CONSIDERATIONS

  THE TAX CONSEQUENCES OF AN INVESTMENT IN CLASS A COMMON UNITS TO A PARTICULAR INVESTOR WILL DEPEND IN PART ON THE INVESTOR'S OWN TAX CIRCUMSTANCES. EACH PROSPECTIVE INVESTOR SHOULD THEREFORE CONSULT HIS OR HER OWN TAX ADVISOR ABOUT THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO SUCH INVESTOR OF AN INVESTMENT IN CLASS A COMMON UNITS.

  For a discussion of the principal federal income tax considerations associated with the operations of the Partnership and the purchase, ownership and disposition of Class A Common Units, see "Tax Considerations."

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

  The General Partner estimates that a purchaser of a Class A Common Unit in the offering made hereby who holds such Class A Common Unit through the record date for the distribution with respect to the final calendar quarter of 1997 (assuming for this purpose quarterly distributions on the Units with respect to that period are equal to the most recent quarterly distribution rate of $0.78 per Unit) will be allocated an amount of federal taxable income for 1997 equal to approximately 10% of the amount of cash distributed to such Unitholder with respect to 1997. The General Partner further estimates that such a Class A Common Unitholder who holds a Class A Common Unit through the record date for the distribution with respect to the final calendar quarter of 2000 will be allocated an amount of federal taxable income for 1998 and 1999 ranging from 10% to 25% and, for 2000, 50% to 70%, of the amount of cash distributed to such Unitholder with respect to each such period (assuming for this purpose quarterly distributions on the Units with respect to each such period are equal to $0.78 per Unit).

  The foregoing estimates are based upon numerous assumptions regarding the business and operations of the Partnership (including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions). Such estimates and assumptions are subject to, among other things, numerous business, economic, regulatory and competitive uncertainties that are beyond the control of the General Partner or the Partnership and to certain tax reporting positions (including estimates of the relative fair market values of the assets of the Partnership and the validity of certain curative allocations) that the General Partner has adopted or intends to adopt and with which the Internal Revenue Service ("IRS") could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above, and such differences could be material. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

OWNERSHIP OF CLASS A COMMON UNITS BY TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN INVESTORS

  Ownership of Class A Common Units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains, or incorporates by reference, forward-looking statements and information that are based on the beliefs of the Partnership and the General Partner, as well as assumptions made by, and information currently available to, the Partnership and the General Partner. All statements, other than statements of historical fact, included in this Prospectus are forward-looking statements, including, but not limited to, statements identified by the words "anticipate," "believe," "estimate," "expect," "forecast" and "project" and similar expressions and statements regarding the Partnership's business strategy, plans and objectives for future operations. Such statements reflect the current views of the Partnership and the General Partner with respect to future events, based on what they believe are reasonable assumptions; however, such statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk factors described in this Prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those in the forward-looking statements. The Partnership does not intend to update these forward-looking statements and information.

                                 RISK FACTORS

  Prospective purchasers of Class A Common Units should consider the following factors in evaluating an investment in the Class A Common Units.

CONSIDERATIONS RELATING TO THE PARTNERSHIP'S BUSINESS

 Dependence Upon Western Canadian Crude Oil Supply and the IPL System

  The Lakehead System is dependent upon the level of supply of crude oil and other liquid hydrocarbons from western Canada. Lakehead estimates that in 1996, the System transported approximately 70% of all crude oil produced in western Canada, of which approximately 90% was transported by the Lakehead System. If a decline in western Canadian crude oil production does occur, the Partnership expects that throughput on the Lakehead System will also decline. For a discussion of projections relating to long-term trends in the supply of crude oil produced in western Canada, see "Business--Supply of and Demand for Western Canadian Crude Oil."

  The Lakehead System is dependent upon the utilization of the IPL System by producers of western Canadian crude oil to reach markets in the United States and eastern Canada. The diversion of western Canadian crude oil away from the IPL System, whether by virtue of increased demand by western Canadian refiners or the shipment of crude oil by other pipelines, would likely have a direct impact on the volumes transported by the Lakehead System. Although the General Partner believes that under FERC regulations the Partnership will periodically be allowed to increase tariff rates to compensate for declines in throughput which result in a substantial divergence between the Partnership's costs and tariff rates, there can be no assurance that this will be the case. Even if such tariff increases were allowed, the Partnership may suffer lower revenues during the period before a tariff adjustment can be implemented. In addition, reduced throughput on the IPL System as a result of testing, line repair, reduced operating pressures or other causes could result in reduced throughput on the Lakehead System. If the Partnership were not able to recoup lost revenue related to such reduced throughput, cash distributions to the Unitholders could be adversely impacted.

 Reduced Demand Could Affect Shipments on the Lakehead System

  The Partnership's business depends in part on the level of demand for crude oil and NGLs (in particular, western Canadian crude oil and NGLs) in the geographic areas in which deliveries are made by the Lakehead System and the ability and willingness of shippers having access to the Lakehead System to satisfy such demand by deliveries through the Lakehead System. Demand for western Canadian crude oil and NGLs in the geographic areas served by the Lakehead System is affected by the delivery of other supplies of crude oil and refined products into such geographic areas. Existing pipeline capacity for the delivery of crude oil to the Midwest U.S., the primary market served by the Lakehead System, exceeds current refining capacity. In addition, IPL is currently proposing an alternative use for the portion of the IPL System from Sarnia to Montreal, Quebec, involving a reversal of the line to bring crude oil from Montreal to Sarnia. The reversal of the line would result in IPL or a subsidiary of IPL becoming a competitor of the Partnership for supplying crude oil to the Ontario market and is expected to reduce the deliveries of western Canadian crude oil into the eastern Canadian markets served by the System. If and when the reversal of the line is effective, quantities of crude oil historically delivered by the System to the Ontario market are expected to be redirected to existing U.S. markets served by the Partnership. The Partnership cannot predict the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce the demand for crude oil and other liquid hydrocarbons in the areas in which deliveries are made by the Lakehead System.

 Uncertainty Arising From Ratemaking Methodologies

  As an interstate common carrier, the Partnership's pipeline operations are subject to regulation by the FERC under the Interstate Commerce Act, which requires, among other things, that liquids pipeline rates be just and reasonable and nondiscriminatory. The Interstate Commerce Act permits challenges to proposed or changed rates and to rates that are already effective by protest or complaint, respectively, by an interested person or upon the FERC's own motion. Proposed or changed rates may be suspended by the FERC for up to seven months and allowed to become effective subject to investigation and potential refund. Rates that are already effective may be ordered to be reduced for the future and, upon an appropriate showing, reparations may be awarded for damages sustained by a complainant as a result of such rates for up to two years prior to the commencement of an investigation.

  In October 1993, the FERC issued Order No. 561, which established a new ratemaking methodology for liquids pipelines to be effective January 1, 1995. This order allows for the annual indexing of rate ceilings based on changes in the Producer Price Index for Finished Goods minus 1% ("PPIFG-1"). Rate ceilings may increase or decrease depending upon the change in the Producer Price Index for Finished Goods. The order also provides that, under certain circumstances, pipelines or shippers may seek to establish cost-based or market-based rates rather than indexed rates. To the extent this order limits the ability of the Partnership to establish cost-based rates, or the indexing methodology restricts or delays the Partnership's ability to implement rates that reflect increased costs, the Partnership could be adversely affected. Furthermore, no assurances can be given that inflationary rate increases allowed under the FERC's indexing methodology will be sufficient to offset increases in the Partnership's costs. In addition, if the Producer Price Index for Finished Goods increases less than 1% or decreases, the FERC's indexing methodology could result in a corresponding reduction in tariffs. See "Business--Regulation--FERC Regulation."

  Many of the ratemaking related issues contested in prior rate cases of the Partnership, in particular the FERC's own Opinion 154-B methodology (the cost-based alternative under Order No. 561), have not been reviewed by a federal appellate court. Any decision ultimately rendered by the FERC on any Opinion 154-B/C rate case may be subject to judicial review. Judicial review could result in alternative ratemaking methodologies that could have a material adverse effect on the Partnership and its ability to make distributions to the Unitholders. There is also pending at the FERC a proceeding in which the FERC could alter its current application of the Opinion 154-B/C methodology. On September 25, 1997, a FERC administrative law judge issued an initial decision in that case addressing various technical issues involving the application of the Opinion 154-B/C methodology. That initial decision is subject to review by the FERC on appeal by any party or on the FERC's own motion. In such a review, it is possible that the FERC could alter its current application of the Opinion 154-B/C methodology in a way that could, if applied to the Partnership, have a material adverse impact on the Partnership and its ability to make distributions to the Unitholders.

  The Partnership contemplates filing a rate increase in late 1998 or early 1999 to reflect the projected incremental costs and throughput resulting from SEP II. The Settlement Agreement sets forth parameters governing the tariff increase associated with SEP II, although such tariff increase has not been approved by the FERC. In addition, certain details of implementation remain subject to further discussions. Customers who are not parties to the Settlement Agreement may challenge any rate filing. See "Business--Tariffs." Any challenge, if successful, could have a material adverse effect on the Partnership and its ability to make distributions to the Unitholders.

 Lack of Condemnation Authority in Illinois

  In May 1997, the ICC denied the Partnership's application for a certificate that is a necessary step toward receiving condemnation authority in Illinois with respect to SEP II. Without such condemnation authority, the cost to obtain rights of way in connection with SEP II could increase.

 Competition

  Because pipelines have historically been the lowest cost method for intermediate and long haul overland movement of crude oil, the System's most significant existing competitors for the transportation of western Canadian crude oil (other than indigenous consumption in western Canada) are other pipelines. The System encounters competition in serving shippers to the extent that shippers have alternate opportunities for transporting liquid hydrocarbons from their sources to customers. The General Partner estimates that the System transported approximately 70% of total western Canadian crude oil production, of which approximately 90% was transported by the Lakehead System. The remainder was refined in Alberta or Saskatchewan or transported through other pipelines to British Columbia, Washington, Montana and other states in the Northwest U.S. In the United States, the Lakehead System encounters competition from other crude oil and refined product pipelines and other modes of transportation delivering crude oil and refined products to the refining centers of Minneapolis-St. Paul, Chicago, Detroit and Toledo and the refinery market and pipeline hub located in the Patoka/Wood River area. See "Business--Competition."

 Risk of Environmental and Safety Costs and Liabilities

  The operations of the Partnership are subject to federal and state laws and regulations relating to environmental protection and operational safety. Although the General Partner believes that the operations of the Lakehead System are in substantial compliance with applicable environmental and safety regulations, risks of substantial costs and liabilities are inherent in pipeline operations, and there can be no assurance that such costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the Partnership's operations, could result in substantial costs and liabilities to the Partnership. If the Partnership were not able to recover such resulting costs through insurance or increased tariffs, cash distributions to Unitholders could be adversely affected.

  Lakehead has agreed to indemnify the Partnership with respect to certain liabilities (including liabilities relating to environmental matters) associated with the assets contributed to the Partnership that relate to operations prior to the transfer of such assets to the Partnership by Lakehead in December 1991.

  The General Partner has, from time to time, hydrostatically tested certain portions of the Lakehead System. If additional hydrostatic testing is determined necessary by the General Partner or were to be required by a regulatory authority, such testing could result in significant, and perhaps material, expense arising out of treatment and disposal of the hydrostatic test water and downtime resulting in lost transportation revenues. While the General Partner believes suitable alternatives to hydrostatically testing the pipeline exist, no assurance can be given that future hydrostatic testing will not be required on the System. Hydrostatic testing of the IPL System in Canada potentially may decrease deliveries on the Lakehead System due to restrictions on volumes received from western Canada.

CONSIDERATIONS RELATING TO PARTNERSHIP STRUCTURE AND RELATIONSHIP TO GENERAL PARTNER

 Conflicts of Interest

  Certain conflicts of interest may arise as a result of the General Partner's relationships with IPL and its affiliates, on the one hand, and the Partnership or any partner thereof, on the other. Such conflicts may include, among others, the following situations: (i) the General Partner's determination of the amount and timing of any capital expenditures, borrowings and reserves; (ii) the General Partner's determination of which expenditures constitute capital expenditures that are necessary to maintain the service capability of the Lakehead System, thereby reducing Cash from Operations from which quarterly distributions are made;
(iii) the issuance of additional Units or other equity securities or the purchase of outstanding Units; (iv) payments to IPL or its affiliates for any services rendered to or on behalf of the Partnership, subject to the limitations described under "Conflicts of Interest and Fiduciary Responsibilities;" (v) the General Partner's determination of which direct and indirect costs are reimbursable by the Partnership; (vi) the enforcement by the General Partner of obligations owed by the General Partner or its affiliates to the Partnership; and (vii) the decision to retain separate counsel, accountants or others to perform services for or on behalf of the Partnership.

  Such conflicts of interest may also arise if and when IPL and its affiliates conduct business, either currently or in the future, that may be in competition with the business then conducted by the Partnership. The Distribution Support Agreement provides that IPL and its affiliates (other than the General Partner and its subsidiaries) generally will not be restricted from pursuing their own business interests, which interests may include investments in and/or ownership and operation of pipelines in the U.S. See "Business--Business Strategy--IPL Energy Projects." IPL and its subsidiaries (other than the General Partner and its subsidiaries) are not restricted by the terms of the Partnership Agreement or the Distribution Support Agreement from engaging in the businesses in which they were engaged at the inception of the Partnership in 1991, which are, or may be in the future, in competition with the Partnership. Substantially all of the shipments of crude oil and NGLs delivered by the Lakehead System originate in the IPL System, and all scheduling of shipments (including routes and storage) is handled by IPL in coordination with the General Partner. In addition, the reversal of the portion of the IPL System from Sarnia to Montreal would result in IPL or a subsidiary of IPL becoming a competitor of the Partnership for supplying crude oil to the Ontario market. See "Business--Competition" and "Conflicts of Interest and Fiduciary Responsibilities."

  The Partnership Agreement provides that the General Partner may resolve any conflicts of interest that may arise by, among other things, considering the relative interests of all the parties to the conflict. Thus, unlike the strict duty of a trustee who must refrain under state law from engaging in transactions with its affiliates and must act solely in the best interests of its beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to any situation involving a conflict of interest, including IPL and its affiliates. See "Conflicts of Interest and Fiduciary Responsibilities."

  The Partnership and the General Partner do not have any employees and rely solely on employees of IPL and its affiliates. Although the General Partner conducts no business other than acting as general partner of the Partnership and the Operating Partnership, managing certain subsidiaries and engaging in ancillary activities, IPL and its affiliates conduct business and activities of their own in which the Partnership has no economic interest. There may be competition between the Partnership and IPL and its affiliates for the time and effort of those employees who provide services to the General Partner.

 Modification of Fiduciary Duties

  The General Partner is generally accountable to the Partnership and to the Unitholders as a fiduciary. Consequently, the General Partner generally must exercise good faith and integrity in handling the assets and affairs of the Partnership. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that Delaware limited partnerships may, in their partnership agreements, modify the fiduciary duties that might otherwise be applied by a court in analyzing the duty owed by general partners to limited partners. The Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners. In addition, holders of Class A Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of or failure to act by the General Partner as being in breach of a fiduciary duty. See "Conflicts of Interest and Fiduciary Responsibilities."

 Sales of Additional Units

  The General Partner may cause the Partnership to issue an unlimited number of additional Units or other equity securities of the Partnership, including, without limitation, equity securities with rights as to distributions and allocations or in liquidation ranking prior or senior to those of the Class A Common Units. Any issuance of additional Units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the market price of, Class A Common Units then outstanding. Additional issuances of Units could reduce the amount of distributions paid on the Class A Common Units.

  Pursuant to the Partnership Agreement, the General Partner and its affiliates have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act the offer and sale of any Units held by any such party, including the 3,912,750 Class B Common Units currently held by the General Partner. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partner and its affiliates holding any Units to request registration of any such Units and to include any such Units in a registration by the Partnership of other Units. The General Partner has waived such rights in connection with the offering of Class A Common Units made by this Prospectus. In addition, the General Partner and its affiliates may sell their Units in private transactions at any time, in accordance with applicable law.

 Limited Voting Rights; Management and Control; Difficulty in Removing General Partner

  Unitholders have only limited voting rights on matters affecting the Partnership and its business. The General Partner manages and controls the activities of the Partnership. Unitholders have no right to elect the General Partner on an annual or other ongoing basis. If the General Partner withdraws or is removed, however, its successor may be elected by the holders of a majority of the outstanding Units.

  The General Partner may not be removed by the Unitholders unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (excluding for this purpose Units held by the General Partner and its affiliates), and provided that certain other conditions are satisfied.

  The General Partner may not withdraw voluntarily as general partner of the Partnership prior to January 1, 2000 (with limited exceptions) without violating the Partnership Agreement, unless such withdrawal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (excluding for this purpose Units held by the General Partner and its affiliates). The withdrawal or removal of the General Partner as general partner of the Partnership would automatically result in the concurrent withdrawal of the General Partner as general partner of the Operating Partnership. However, there is no agreement to which the Partnership is a party that restricts the ability of IPL to sell all or part of its ownership of the General Partner to a third party or parties.

 General Partner Has Limited Call Right on Class A Common Units

  If at any time less than 15% of the outstanding Units are held by persons other than the General Partner and its affiliates, the General Partner has the right to purchase all of the outstanding Units.

 Difficulty in Enforcing Civil Liabilities Against Officers, Directors and Controlling Persons

  Certain of the controlling persons of the Partnership, within the meaning of the U.S. federal securities laws, and certain of the officers and directors of the General Partner are not residents of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for Unitholders to effect service of process within the United States with respect to such persons, officers and directors predicated upon civil liabilities under the United States federal securities laws. The Partnership has been advised by Canadian counsel that there is doubt as to the enforceability against such persons in Canada, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

CONSIDERATIONS RELATING TO THE PARTNERSHIP'S INDEBTEDNESS AND ABILITY TO DISTRIBUTE CASH

  The Partnership had long-term debt of $463 million as of June 30, 1997. In addition, the General Partner expects the Partnership to incur additional indebtedness from time to time to fund a portion of the $370 million expected cost of SEP II and to fund a portion of its other expansion programs and capital expenditures. To the extent not refinanced, principal payments on any such indebtedness will reduce the cash available for distribution by the Partnership. The $463 million of long-term debt as of June 30, 1997 consisted of $310 million of the Partnership's first mortgage notes, which have no principal payments due until 2002, and $153 million outstanding on the Partnership's revolving bank credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility currently matures in September 2002, with provisions for annual extensions of one year at the option of the banks. If the banks elect not to extend the maturity date, the outstanding amount under the Revolving Credit Facility will, subject to certain conditions, be converted into a term loan, repayable in equal quarterly installments during the period extending from the date of conversion to the then maturity date of the Revolving Credit Facility. The Partnership Agreement does not place any limitations on the ability of the Partnership or the Operating Partnership to incur indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The agreements relating to the first mortgage notes and the Revolving Credit Facility contain covenants restricting, among other things, (i) the ability of the Operating Partnership to incur additional indebtedness and (ii) the operations of the Operating Partnership, including placing certain restrictions on the ability of the Operating Partnership to make distributions to the Partnership and giving the banks the ability to require the establishment of certain reserves. Because the Operating Partnership will be the primary source of cash for the Partnership, restrictions on the ability of the Operating Partnership to make distributions could have an adverse effect on the ability of the Partnership to make distributions. In this regard, distributions to the Partnership will generally be prohibited if a default under the first mortgage notes or the Revolving Credit Facility has occurred and is continuing.

  In addition to debt service requirements on current and future indebtedness of the Partnership that reduce Available Cash, the General Partner has broad discretion in establishing cash reserves that are necessary or appropriate to provide for the proper conduct of the business of the Partnership (including cash reserves for future capital expenditures). The decisions of the General Partner regarding reserves could have a significant impact on the amount of cash available for distribution by the Partnership.

TAX CONSIDERATIONS

 Partnership Status

  Based in part on the accuracy of certain factual matters as to which the General Partner has made representations, Andrews & Kurth L.L.P. ("Counsel"), counsel to the Partnership, has rendered its opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. The opinion of Counsel that the Partnership will be classified as a partnership for federal income tax purposes is based upon certain representations of the General Partner as to factual matters, including the nature of the Partnership's gross income, which, if not correct, could result in the Partnership being classified as a corporation for federal income tax purposes. See "Tax Considerations--Partnership Status."

 If the Partnership were treated as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to Unitholders, and its net income would be taxed at corporate rates. Distributions made to Unitholders would be treated as dividend income (to the extent of current or accumulated earnings and profits), and, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Units), or as capital gain (after the Unitholder's tax basis in his Units is reduced to zero). Furthermore, losses realized by the Partnership would not flow through to Unitholders.

 Allocation of Taxable Income and Loss

  The Partnership Agreement provides for certain curative allocations of income, deduction, gain and loss of the Partnership to account for differences between the tax basis and fair market value of property contributed to the Partnership by the General Partner, and these allocations could be challenged by the IRS. Counsel believes, however, that the curative allocations, if respected, will prevent a shift from the General Partner to Class A

Common Unitholders of precontribution gain attributable to assets contributed to the Partnership by the General Partner and, thus, are consistent with the principles of Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and with the principles of the applicable Treasury regulations. A successful challenge by the IRS of the curative allocations would have the effect of shifting to the Class A Common Unitholders the tax consequences associated with the built-in gain of the properties contributed to the Partnership by the General Partner or differences between the fair market value and book basis of such assets existing at the time of this offering, a result contrary to the policy of Section 704(c). Because such curative allocations are consistent with Counsel's view of the purposes of Section 704(c) and the regulations thereunder, Counsel believes that it is unlikely that the IRS will challenge the curative allocations. However, because the application of the regulations under Section 704(c) is unclear in the context of a publicly traded partnership existing prior to their promulgation, if the IRS were to litigate the matter, it is uncertain whether the curative allocations would be respected by a court. Counsel believes that there is substantial authority (within the meaning of Section 6662 of the Code) for the Partnership's tax reporting position, and that no penalties would be applicable if the IRS were to litigate successfully against the curative allocations. A failure by the IRS to respect the curative allocations would result in ratios of taxable income to cash distributions received by the holder of a Class A Common Unit that are materially higher than the estimates set forth in "Prospectus Summary--Tax Considerations" and "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

 Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of
Units

  A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on the Unitholder's allocable share of the Partnership's income, whether or not the Unitholder receives cash distributions from the Partnership. No assurance can be given that Unitholders will receive cash distributions equal to the tax on their allocable share of Partnership taxable income. Further, upon the sale or other disposition of Units, a Unitholder may incur a tax liability in excess of the amount of cash received if the Partnership has incurred substantial nonrecourse indebtedness.

                             PARTNERSHIP STRUCTURE

  The Partnership is a Delaware limited partnership formed in 1991 to acquire, own and operate, through the Operating Partnership, the regulated crude oil and natural gas liquids pipeline business of Lakehead. Lakehead is a wholly owned subsidiary of IPL, and is the general partner of the Partnership. IPL is a direct wholly owned subsidiary of IPL Energy.

  Lakehead serves as the general partner of the Partnership and the Operating Partnership and owns an effective 2% general partner interest in the Partnership. The General Partner also owns 3,912,750 Class B Common Units in the Partnership. The Partnership owns a 1% general partner interest in Lakehead Services, Limited Partnership, a Delaware limited partnership (the "Services Partnership") formed to facilitate the ongoing financing of the Operating Partnership, and Lakehead owns a 99% limited partner interest in the Services Partnership.

  The 22,290,000 Class A Common Units to be outstanding following completion of this offering, consisting of 20,090,000 Class A Common Units outstanding prior to this offering and 2,200,000 Class A Common Units offered hereby (assuming the Underwriters' over-allotment option is not exercised), will represent an effective 83.4% limited partner interest in the Partnership.

  The following chart depicts the organization and ownership of the Partnership and the General Partner after giving effect to the sale of the Class A Common Units offered hereby (assuming that the Underwriters' over-allotment option is not exercised). The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership, individually. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the holders in the Partnership and the Operating Partnership on a combined basis.





     [ORGANIZATIONAL AND OWNERSHIP CHART OF THE PARTNERSHIP, THE OPERATING
            PARTNERSHIP AND THE SERVICES PARTNERSHIP APPEARS HERE]

  The principal executive offices of the Partnership and the General Partner are located at Lake Superior Place, 21 West Superior Street, Duluth, Minnesota 55802 and the telephone number at such offices is (218) 725-0100.

                                USE OF PROCEEDS

  The net proceeds to the Partnership from the sale of the 2,200,000 Class A
Common Units offered hereby are estimated to be approximately $    million
($    million if the Underwriters' over-allotment option is exercised in full). The net proceeds will be used to fund a portion of the $370 million estimated cost of SEP II. See "Business--SEP II Expansion Program."

  The General Partner estimates that approximately $67 million of the $370 million total estimated cost of SEP II will be expended through 1997, with the remaining $303 million to be expended in 1998. Pending use of the net proceeds from this offering to fund a portion of the cost of SEP II, the Partnership will invest the net proceeds in investment grade, short-term debt securities.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Partnership as of June 30, 1997 and the adjusted capitalization of the Partnership after giving effect to the sale of the Class A Common Units offered hereby (assuming a public offering price of $47 7/16 per Unit and assuming the Underwriters' over-allotment option is not exercised) and the General Partner's contribution related thereto. The following table should be read in conjunction with the Partnership's historical consolidated financial statements and notes thereto incorporated in this Prospectus by reference.

                                                           AS OF JUNE 30, 1997
                                                          ----------------------
                                                          HISTORICAL AS ADJUSTED
                                                          ---------- -----------
                                                               (UNAUDITED;
                                                           DOLLARS IN MILLIONS)
Long-term Debt
  First Mortgage Notes...................................   $310.0     $310.0
  Revolving Credit Facility..............................    153.0      153.0
                                                            ------     ------
    Total Long-term Debt.................................    463.0      463.0
                                                            ------     ------
Total Partners' Capital..................................    402.9      503.4
                                                            ------     ------
Total Capitalization.....................................   $865.9     $966.4
                                                            ======     ======

  The Partnership intends to fund the portion of the cost of SEP II not paid from the net proceeds of this offering, and other remaining 1997 and 1998 Lakehead System enhancements, with the proceeds from future equity and debt offerings, bank borrowings, cash generated from operations and existing cash and cash equivalent balances.

             PRICE RANGE OF CLASS A COMMON UNITS AND DISTRIBUTIONS

  The Class A Common Units are listed and traded on the New York Stock Exchange under the symbol LHP. Prior to April 15, 1997, the Class A Common Units were designated Preference Units.

  The high and low sale prices for the Class A Common Units for the periods indicated, as reported on the New York Stock Exchange Composite Tape, and the amount of cash distributions paid on each outstanding Class A Common Unit and Class B Common Unit in such periods, are presented below.

                                                                   DISTRIBUTIONS
                                                    HIGH     LOW     PAID (1)
                                                   ------- ------- -------------
1995
  First Quarter................................... $29 1/4 $26 3/8     $0.64
  Second Quarter..................................  30 5/8     22       0.64
  Third Quarter...................................  27 1/4     25       0.64
  Fourth Quarter..................................  27 1/2     24       0.64
1996
  First Quarter...................................     29   25 1/2      0.64
  Second Quarter..................................  28 1/8  21 5/8      0.64
  Third Quarter...................................  31 1/8  25 1/4      0.64
  Fourth Quarter..................................  34 7/8  30 3/8      0.68
1997
  First Quarter...................................  38 3/4     33       0.68
  Second Quarter..................................     39   33 7/8      0.68
  Third Quarter (through October 6, 1997).........  47 3/4     38       0.78

--------
(1) The Partnership distributes 100% of its Available Cash as of the end of each calendar quarter on or about 45 days after the end of such quarter.

  See the cover page of this Prospectus for a recent last reported sale price of the Class A Common Units on the New York Stock Exchange. As of September 23, 1997, the Partnership had 20,090,000 Class A Common Units outstanding. On September 23, 1997, there were 3,354 holders of record of the Class A Common Units.

               SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

  The following table sets forth selected financial and operating data of the Partnership as of the dates and for each of the periods indicated below. Such data have been derived from the Partnership's consolidated financial statements. The selected financial data as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Partnership's financial statements audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data as of June 30, 1996 and 1997 and for the six-month periods then ended are derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and a non-recurring adjustment recorded in the first quarter of 1996 to reflect the impact of the Settlement Agreement) necessary for a fair presentation of such data. The results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Partnership's historical consolidated financial statements and notes thereto incorporated in this Prospectus by reference.

                                                                       SIX MONTHS
                                                                         ENDED
                               YEAR ENDED DECEMBER 31,                  JUNE 30,
                         ------------------------------------------  ---------------
                          1992      1993    1994   1995(1)  1996(1)  1996(1)   1997
                         ------    ------  ------  -------  -------  -------  ------
                                                                      (UNAUDITED)
                           (DOLLARS IN MILLIONS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenue..... $222.2    $240.1  $246.0  $268.5   $274.5   $133.9   $135.6
                         ------    ------  ------  ------   ------   ------   ------
    Power, operating and
     administrative
     expenses...........  121.3     130.4   128.3   134.3    128.7     61.1     63.5
    Provision for prior
     years' rate re-
     funds..............    --        --      --     22.9     20.1     20.1      --
    Depreciation........   27.4      29.2    31.4    38.0     38.3     19.9     19.5
                         ------    ------  ------  ------   ------   ------   ------
  Total operating ex-
   penses...............  148.7     159.6   159.7   195.2    187.1    101.1     83.0
                         ------    ------  ------  ------   ------   ------   ------
  Operating income......   73.5      80.5    86.3    73.3     87.4     32.8     52.6
  Interest income.......    3.5       3.1     4.1     7.1      9.6      4.6      5.1
  Interest expense......  (29.4)    (30.9)  (29.8)  (40.3)   (43.9)   (24.3)   (20.3)
  Minority interest.....   (0.6)     (0.7)   (0.7)   (0.5)    (0.7)    (0.2)    (0.5)
                         ------    ------  ------  ------   ------   ------   ------
  Net income............ $ 47.0    $ 52.0  $ 59.9  $ 39.6   $ 52.4   $ 12.9   $ 36.9
                         ======    ======  ======  ======   ======   ======   ======
  Net income per
   Unit(2).............. $ 2.13    $ 2.36  $ 2.61  $ 1.60   $ 2.11   $ 0.51   $ 1.46
                         ======    ======  ======  ======   ======   ======   ======
  Cash distributions
   paid per Unit(3)..... $ 1.80(4) $ 2.36  $ 2.51  $ 2.56   $ 2.60   $ 1.28   $ 1.36
                         ======    ======  ======  ======   ======   ======   ======
FINANCIAL POSITION DATA
 (AT PERIOD END):
  Property, plant and
   equipment, net....... $615.7    $622.1  $727.6  $725.1   $763.5   $741.8   $776.9
  Total assets.......... $722.3    $758.8  $868.6  $915.2   $975.9   $966.9   $958.5
  Long-term debt........ $320.0    $344.0  $364.0  $395.0   $463.0   $426.0   $463.0
  Partners' capital..... $366.9    $366.9  $434.4  $411.1   $399.6   $392.6   $402.9
CASH FLOW DATA:
  Cash provided from op-
   erating activities... $ 68.5    $ 92.5  $108.1  $121.5   $ 93.9   $ 67.9   $ 41.3
  Capital expenditures.. $ 32.6    $ 35.6  $136.9  $ 35.5   $ 76.7   $ 36.6   $ 32.9
OPERATING DATA:
  Barrel miles (bil-
   lions)...............    353       358     366     385      384      188      188
  Deliveries (thousands of
   barrels per day)
    United States.......    737       757     795     876      901      889      935
    Eastern Canada......    514       531     531     533      550      535      544
                         ------    ------  ------  ------   ------   ------   ------
      Total.............  1,251     1,288   1,326   1,409    1,451    1,424    1,479
                         ======    ======  ======  ======   ======   ======   ======

-------
(1) Results for 1995 reflect the impact of the June 1995 FERC decision (Opinion No. 397). Results for 1996 reflect the impact of the Settlement Agreement. See "Business--Tariffs."
(2) The General Partner's allocation of net income has been deducted before calculating net income per Unit.
(3) The Partnership distributes 100% of its Available Cash as of the end of each calendar quarter on or about 45 days after the end of such quarter. See "Price Range of Class A Common Units and Distributions" for quarterly distribution per Unit data.
(4) Distributions paid in 1992 consist of $0.03 per Unit with respect to the period from December 27, 1991 (the Partnership's inception) through December 31, 1991 and $0.59 per Unit with respect to each of the first three quarters of 1992.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the historical financial condition and results of operations of the Partnership should be read in conjunction with the Partnership's historical consolidated financial statements and notes thereto incorporated in this Prospectus by reference.

GENERAL

  The Partnership is primarily engaged in the interstate transportation of crude oil and natural gas liquids through the Lakehead System. The revenue, income and cash flows from the Lakehead System are sensitive to the oil industry supply and demand in both Canada and the United States, to changes in rate base, to inflation and to the regulatory environment.

  The Lakehead System is operationally integrated with the IPL System, which is owned by the General Partner's Canadian parent company, IPL. Consequently, the Partnership's revenues are dependent upon the utilization of the IPL System by producers of western Canadian crude oil to reach markets in the United States and eastern Canada. The Partnership estimates that in 1996 the System transported approximately 70% of the total crude oil produced in western Canada, of which approximately 90% was transported by the Lakehead System. This level of throughput has resulted in the System operating at or near capacity for the past several years. SEP II is projected to enable the Lakehead System to transport additional volumes from the Canadian border to the Midwest U.S. markets served by the Partnership. The new pipeline to be installed as part of SEP II is expected to be in service by late 1998. Accordingly, SEP II will not make a significant contribution to 1997 or 1998 net income or cash flow but is expected to have a favorable impact on the income and cash flow of the Partnership after 1998.

  The Partnership has settled a series of rate cases pending before the FERC. In October 1996, the FERC approved the Settlement Agreement between the Partnership and representatives of certain of the Partnership's customers on all then outstanding contested tariff rates. The Settlement Agreement provided for a tariff rate reduction of approximately 6% and total rate refunds and interest of $120.0 million through the effective date of October 1, 1996, with interest accruing thereafter on the unpaid balance. Cash refunds of $41.8 million were made in the fourth quarter of 1996, with the remaining balance ($79.3 million at December 31, 1996) to be paid through a 10% reduction of tariff rates after November 1, 1996. This reduction will continue until all refunds have been made. Based on the $67.9 million remaining balance at June 30, 1997 and projected Lakehead System deliveries, the 10% refund credit is expected to remain effective until sometime during the third or fourth quarter of 1999. The Settlement Agreement also provides that the agreed tariff rates will be subject to indexing as prescribed by FERC regulations and that the Partnership's customer representatives that are parties to the Settlement Agreement will not challenge any rates within the indexed ceiling for a period of five years. See "Business--Tariffs" and "--Regulation."

 The Partnership's net income and its ability to make distributions to its Unitholders will remain sensitive to the level of tariffs established from time to time under rules and regulations of the FERC. The Partnership anticipates filing a rate increase in late 1998 or early 1999 to reflect the projected incremental costs and throughput resulting from SEP II. The Settlement Agreement sets forth parameters governing the tariff increase associated with SEP II. See "Business--Tariffs" and "--SEP II Expansion Program."

RESULTS OF OPERATIONS

 Recalculated Operating Results

  In October 1996, the FERC approved the Settlement Agreement between the Partnership and representatives of certain of the Partnership's customers on all then outstanding contested tariff rates. The Settlement Agreement provided for a tariff rate reduction of approximately 6% and total rate refunds and interest of $120.0 million through the effective date of October 1, 1996, with interest accruing thereafter on the unpaid balance. Even though the Partnership had been recording a provision for a potential rate refund since 1992, additional provisions related to rate refunds were required in 1995, with respect to FERC Opinion No. 397, and in 1996, with respect to the Settlement Agreement. Accordingly, to eliminate the retroactive impact of the additional provisions and to facilitate comparison of period-to-period results, set forth below are the operating results of the Partnership for the indicated periods recalculated to reflect the retroactive impacts of the tariff rate reduction provided for in the Settlement Agreement in each such year. There is no retroactive impact from the Settlement Agreement on operating results for periods after December 31, 1996.

                                                                  SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                JUNE 30,
                          --------------------------------------  ------------------
                           1992    1993    1994    1995    1996     1996      1997
                          ------  ------  ------  ------  ------  --------  --------
                             (DOLLARS IN MILLIONS, EXCEPT PER UNIT AMOUNTS)
Operating revenue(1)....  $218.5  $229.9  $237.0  $268.5  $274.5  $  133.9  $  135.6
Total operating ex-
 penses(2)..............   148.7   159.6   159.7   172.3   167.0      81.0      83.0
                          ------  ------  ------  ------  ------  --------  --------
Operating income........    69.8    70.3    77.3    96.2   107.5      52.9      52.6
Interest income.........     3.5     3.1     4.1     7.1     9.6       4.6       5.1
Interest expense(3).....   (29.5)  (31.2)  (30.9)  (38.8)  (40.7)    (21.1)    (20.3)
Minority interest.......    (0.6)   (0.5)   (0.6)   (0.7)   (0.9)     (0.5)     (0.5)
                          ------  ------  ------  ------  ------  --------  --------
Net income..............  $ 43.2  $ 41.7  $ 49.9  $ 63.8  $ 75.5  $   35.9  $   36.9
                          ======  ======  ======  ======  ======  ========  ========
Net income per Unit(4)..  $ 1.96  $ 1.89  $ 2.17  $ 2.60  $ 3.06  $   1.46  $   1.46
                          ======  ======  ======  ======  ======  ========  ========

--------
(1) Recalculated operating revenue is reduced to reflect additional rate refunds of $3.7 million, $10.2 million and $9.0 million for the years ended December 31, 1992, 1993 and 1994, respectively.
(2) Recalculated total operating expenses exclude the retroactive provision of $22.9 million for the year ended December 31, 1995 and the non-recurring charge of $20.1 million for the year ended December 31, 1996 and the six months ended June 30, 1996.
(3) Recalculated interest expense includes additional interest expense of $0.1 million, $0.3 million and $1.1 million for the years ended December 31, 1992, 1993 and 1994, respectively. Recalculated interest expense excludes the interest expense portion of the retroactive provision of $1.5 million for the year ended December 31, 1995 and the non-recurring charge of $3.2 million for the year ended December 31, 1996 and the six months ended June 30, 1996.
(4) The General Partner's allocation of net income has been deducted before calculating net income per Unit.

 Six Months ended June 30, 1997 Compared with Six Months ended June 30, 1996

  Recalculated net income for the first six months of 1996 was $35.9 million, or $1.46 per Unit. Net income for the six months ended June 30, 1997 was slightly higher than the recalculated amount for the same period in 1996 due to higher operating revenue, lower interest expense and greater interest income, partially offset by higher total operating expenses.

  Operating revenue for the first six months of 1997 increased slightly over the comparable period of 1996 primarily due to a greater proportion of heavy crude oil deliveries, up 29% to 563,000 barrels per day. Because heavy crude oil is more expensive to pump due to its higher viscosity, the tariff rate for heavy crude oil is greater than that for lighter crude oils. Total deliveries averaged 1,479,000 barrels per day for the first six months of 1997, up 4% from the 1,424,000 barrels per day averaged for the first half of 1996. System utilization, measured in barrel miles, was essentially unchanged from the first six months of 1996, despite an increase in deliveries. This was due to a higher proportion of shorter haul deliveries to the Midwest U.S. markets served by the Partnership.

  Excluding the provision for prior years' rate refund ($20.1 million) from the first six months of 1996, total operating expenses for the first six months of 1997 were slightly higher than the same period of 1996 due to increased power costs and oil loss expense. Oil loss expense increased as a result of operational considerations and volatility in crude oil prices. Depreciation expense decreased slightly despite growth in property, plant and equipment, due to the impact of revised depreciation rates put into effect July 1, 1996. The depreciation rates were revised to better represent the expected service life of the pipeline system.

  Excluding the provision for interest related to prior years' rate refund ($3.2 million) from the first six months of 1996, interest expense for the first six months of 1997 was less than the same period of 1996 due to lower interest rates and balances with respect to rate refunds payable, partially offset by interest on increased borrowings under the Revolving Credit Facility.

 Year ended December 31, 1996 Compared with the Year ended December 31, 1995 and Year ended December 31, 1995 Compared with the Year ended December 31, 1994

  The Partnership enjoyed strong operational performance in 1996 as full year deliveries averaged a record 1,451,000 barrels per day, up 3% from the 1,409,000 barrels per day averaged in 1995. System utilization, measured in barrel miles, remained relatively unchanged from 1995, reflecting a higher proportion of shorter haul deliveries to the Midwest U.S. markets served by the Partnership. Deliveries and barrel miles during 1995 were up 6% and 5%, respectively, over 1994 as a result of the Partnership's 1994 capacity expansion program.

  Recalculated net income for 1996 was $11.7 million, or $0.46 per Unit, higher than in 1995. A combination of higher operating revenue, lower total operating expenses and greater interest income, partially offset by higher interest expense, led to the increase. Recalculated net income for 1995 reflects the positive impact of the Partnership's 1994 capacity expansion program and was $13.9 million, or $0.43 per Unit, greater than 1994. This expansion resulted in higher 1995 operating revenue which was partially offset by increased operating and interest expense.

  Recalculated operating revenue is computed at the tariff rates implied in the Settlement Agreement. These implied rates include an approximate 5% increase on November 30, 1994 to reflect the additional costs associated with the 1994 capacity expansion program, and an approximate 0.9% increase on July 1, 1996 allowed under the FERC's indexing methodology. Operating revenue for 1996 was $6.0 million higher than 1995 primarily due to a greater proportion of heavy crude oil deliveries (up 29% to 471,000 barrels per day) and the 1996 tariff rate increase of 0.9%. The tariff rate for heavier crude oil is greater than that for lighter crude oils primarily due to its higher viscosity which requires more power to pump. The Partnership's current tariff rate for heavy crude oil deliveries from the Canadian border to the Chicago area is approximately 10% to 18% higher than that for lighter crude oils. Operating revenue for 1995 was 13% above the 1994 recalculated amount of $237.0 million. This increase was due to both the transportation of greater volumes and the November 1994 tariff rate increase of 5%.

  Total 1996 recalculated operating expenses were $5.3 million less than in 1995 primarily due to lower power costs ($2.2 million) and oil losses ($2.8 million). Efficiencies gained from the Partnership's power cost management initiatives, partially offset by the transportation of greater amounts of heavy crude oil, led to the decrease in power costs. Oil losses are impacted by operational considerations, including changing customer delivery requirements, and the volatility of crude oil prices, resulting in variances in the level of oil losses from year to year. Despite growth in property, plant and equipment, 1996 depreciation expense increased only slightly over 1995 due to the impact of new depreciation rates, effective July 1, 1996, which were put into effect to better represent the expected service life of the pipeline system. This change in depreciation rates, approved by the FERC, resulted in 1996 depreciation expense being approximately $1.8 million lower than it would have been utilizing the prior rates. Total 1995 recalculated operating expenses were $12.6 million greater than in 1994 primarily due to a combination of additional ongoing costs resulting from the 1994 capacity expansion program (depreciation and property taxes--$9.6 million) and lower overhead costs capitalized ($5.6 million), partially offset by lower oil losses ($2.4 million) and maintenance costs ($2.3 million). Overhead costs capitalized were greater in 1994 as a higher proportion of employee time was spent on capital projects (as opposed to maintenance and repair projects) due to the 1994 capacity expansion program. Efficiencies implemented with the 1994 capacity expansion, as well as management initiatives, contributed to oil losses being less in 1995 than in 1994. A reduction in periodic pipeline inspection costs led to lower maintenance costs in 1995 as compared to 1994.

  Interest income in 1996 increased over 1995 due to higher average investment balances. Interest income in 1995 was greater than in 1994 due to both higher average interest rates and higher investment balances.

  Recalculated interest expense for 1996 was $1.9 million greater than in 1995 primarily due to the impact of additional borrowings under the Revolving Credit Facility to finance enhancement capital expenditures. Recalculated interest expense for 1995 increased $7.9 million over the previous year primarily due to the impact of higher average balances and interest rates with respect to accrued rate refunds ($2.8 million) and borrowings under the Revolving Credit Facility ($2.3 million) to finance enhancement capital expenditures. In addition, interest capitalized in 1995 was $2.8 million lower than in 1994. Larger capital projects, primarily the 1994 capacity expansion program, resulted in more interest being capitalized in 1994.

LIQUIDITY AND CAPITAL RESOURCES

 Uses of Capital

  The Partnership distributes quarterly all of its Available Cash, which is generally defined in the Partnership Agreement to mean, with respect to any calendar quarter, the sum of all of the cash receipts of the Partnership plus net reductions to reserves less all of its cash disbursements and net additions to reserves. These reserves are retained to provide for the proper conduct of the Partnership's business, to stabilize distributions of cash to the Unitholders and the General Partner and as necessary to comply with the terms of any agreement or obligation of the Partnership.

  As noted previously, in October 1996, the FERC approved the Settlement Agreement between the Partnership and representatives of certain of the Partnership's customers on all then outstanding contested tariff rates. The agreement provided for a tariff rate reduction of approximately 6% and total rate refunds and interest of $120.0 million through the effective date of October 1, 1996, with interest accruing thereafter on the unpaid balance. Cash refunds of $41.8 million were made in the fourth quarter of 1996, with the remaining balance ($79.3 million at December 31, 1996) to be paid through a 10% reduction of tariff rates after November 1, 1996. This reduction will continue until all refunds have been made. Based on the $67.9 million remaining balance at June 30, 1997 and projected Lakehead System deliveries, the 10% refund credit is expected to remain effective until sometime during the third or fourth quarter of 1999.

  In addition to providing for cash distributions, cash will be required for ongoing capital expenditures, including SEP II. Through 1997, the Partnership expects to make expenditures totaling approximately $67.0 million for SEP II. The remaining $303.0 million of the $370.0 million total cost is expected to be expended in 1998. In addition to SEP II, the Partnership anticipates spending approximately $37.0 million, and $9.0 million, for other Lakehead System enhancements, and $9.0 million and $10.0 million, for core maintenance activities, in 1997 and 1998, respectively. Thereafter, ongoing capital expenditures are expected to average approximately $12.0 million on an annual basis (approximately 50% for enhancement of the Lakehead System and 50% for core maintenance of the Lakehead System). In addition to these ongoing capital expenditures, the Partnership anticipates it may incur other capital expenditures. See "Business--Business Strategy--Lakehead System Expansion Projects." Core maintenance activities, such as the replacement of equipment that is completing its useful life and preventive maintenance programs, are expected to be undertaken to enable the Lakehead System to continue to operate at its maximum operating capacity. Enhancements to the Lakehead System, such as renewal and replacement of pipe and other enhancements, are expected to extend the life of the Lakehead System and permit the Partnership to respond to developing industry and government standards and the changing service expectations of its customers.

  At June 30, 1997, the Partnership had outstanding $310.0 million aggregate principal amount of first mortgage notes bearing interest at the rate of 9.15% per annum, payable semi-annually. The notes are due and payable in ten equal annual installments beginning in the year 2002.

  At June 30, 1997, the Partnership had $153.0 million of borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility currently matures in September 2002, with provisions for annual extensions of one year at the option of the banks. If the banks elect not to extend the maturity date, the outstanding amount under the Revolving Credit Facility will, subject to certain conditions, be converted into a term loan, repayable in equal quarterly installments during the period extending from the date of conversion to the then maturity date of the Revolving Credit Facility.

  The Partnership is also subject to the risks of environmental costs and liabilities that are inherent in pipeline operations. The General Partner has agreed to indemnify the Partnership for environmental liabilities that are attributable to operations prior to the transfer of the Lakehead System to the Partnership and that are not recoverable through tariffs, other than any liabilities resulting from a change in laws after the transfer. The General Partner believes that the Partnership has adequate insurance coverage for both business interruption and property damage relating to incidents.

 Sources of Capital

  At June 30, 1997, the Partnership had $147.7 million in cash, cash equivalents and short-term investments. Of these amounts, $20.1 million was set aside to provide for the cash distribution payable August 14, 1997, leaving a balance of $127.6 million. This balance can be used by the General Partner in its sole discretion to fund capital expenditures, distributions or any other reasonable business needs. On a combined basis, cash, cash equivalents and short-term investments at June 30, 1997 were $25.6 million lower than at December 31, 1996 primarily due to significant capital expenditures resulting from SEP II and other capital projects.

  Subject to complying with certain financial covenants, the Partnership expects to have the ability to borrow amounts under the Revolving Credit Facility to finance capital expenditures up to a total maximum outstanding amount of $205.0 million. At June 30, 1997, the Partnership was entitled to borrow an additional $52.0 million under this facility.

  The Partnership intends to fund the remaining portion of SEP II and other remaining 1997 and 1998 Lakehead System enhancements with the proceeds from this offering, future equity and debt offerings, bank borrowings, cash generated from operations and existing cash and cash equivalent balances. The Partnership intends to fund 1997 and 1998 core maintenance expenditures with cash from operations. On an ongoing basis, the Partnership expects to be able to finance capital expenditures through a combination of future equity and debt offerings, bank borrowings, cash generated from operations, and existing cash and cash equivalent balances.

  Cash from operating activities for the six months ended June 30, 1997 was $41.3 million. This was less than the $67.9 million for the six months ended June 30, 1996 primarily due to the payment of rate refunds and interest ($13.3 million) in 1997 and the collection of operating revenue in 1996 that was subject to refund.

  Capital expenditures for the first six months of 1997 totaled $32.9 million, of which $14.7 million related to SEP II.

  In 1997, the Partnership has paid three quarterly distributions totaling $53.6 million ($33.6 million through June 30, 1997).

                                   BUSINESS

GENERAL

  The Partnership and IPL are engaged in the transportation of crude oil and other liquid hydrocarbons through the System. The System is the primary transporter of crude oil from western Canada to the United States and is the only pipeline that transports crude oil from western Canada to eastern Canada. The System serves all the major refining centers in the Great Lakes region of the United States, as well as in Ontario and, through a connecting pipeline, the Patoka/Wood River refinery market and pipeline hub in southern Illinois. The System consists of the IPL System in Canada and the Lakehead System, which is owned by the Partnership, in the United States.

  The IPL System, which is owned and operated by IPL, extends approximately 1,200 miles from Edmonton, Alberta, across the Canadian prairies to the U.S. border near Neche, North Dakota, and continues from the U.S. border near Marysville, Michigan to Toronto, Ontario, and Montreal, Quebec, with lateral lines to Nanticoke, Ontario, and Niagara Falls, Ontario. The IPL System includes a pipeline which is owned and operated by Interprovincial Pipe Line
(NW) Ltd., a wholly owned subsidiary of IPL Energy. This pipeline extends approximately 540 miles between Norman Wells, Northwest Territories and Zama, Alberta and connects from Zama, through a system owned by others, to the IPL System at Edmonton.

  The Lakehead System traverses approximately 1,750 miles from the Canadian border near Neche to the Canadian border near Marysville. The Lakehead System consists of three separate lines extending from the Canadian border near Neche to Superior, and a line from the Canadian border near Neche to Clearbrook, Minnesota. At Superior, the pipeline continues as two separate and diverging lines, one traversing through the upper Great Lakes region and the other through the lower Great Lakes region of the United States, with both lines re-entering Canada at a point near Marysville. The Lakehead System also includes a lateral line from the Canadian border near Niagara Falls, Ontario to the Buffalo, New York area. Crude oil and NGLs are received by the Lakehead System at the Canadian border from the IPL System and, to a lesser extent, at a number of other receipt points and are scheduled into the pipeline in accordance with customer nominations. See "--Sources of Shipments."

  All scheduling of shipments (including routes, storage, etc.) is handled by IPL in coordination with the General Partner. The Lakehead System includes 16 connections to pipelines and refineries at various locations in the United States, including the Chicago, Minneapolis-St. Paul, Detroit, Toledo and Buffalo refining areas, and, through a connecting pipeline, the Patoka/Wood River refinery market and pipeline hub. The Lakehead System currently has approximately nine million barrels of tankage capacity at its three main terminals at Clearbrook, Superior and Griffith, Indiana. The tankage capacity is utilized both to gather crude oil prior to injection into the Lakehead System and to provide tankage in order to facilitate more flexible oil movements scheduling. At Superior, all crude oil is removed from the Lakehead System, directed into tankage and then, when appropriate to meet the requirements of batch movements, reinjected into the Lakehead System for delivery through either the upper Great Lakes region or the lower Great Lakes region.

  Shipments tendered to the IPL System originate in oil fields in the western Canadian provinces of Alberta, Saskatchewan, Manitoba and British Columbia and in the Northwest Territories of Canada and reach the IPL System through facilities owned and operated by third parties or affiliates of IPL. Deliveries from the IPL System are currently made in the prairie provinces of Canada and, through the Lakehead System, in the Great Lakes and Midwest regions of the United States and the Province of Ontario, principally to refineries, either directly or through connecting pipelines of other companies.

BUSINESS STRATEGY

  A principal objective of the Partnership is to increase cash generated from its operations and to distribute all of its Available Cash to its partners. The Lakehead System, together with the IPL System, serves as a strategic link between the western Canadian oil fields and the markets of the Midwest U.S. and eastern Canada and currently operates at or near capacity. In response to the continuing trend of increasing supply of crude oil from western Canada and the growth of demand in the markets of the Midwest U.S., the Partnership plans not only to maintain the service capability of the existing Lakehead System but also to expand its capacity where appropriate. To the extent allowed under FERC orders, or by agreement with customers, the Partnership anticipates filing for additional tariff increases from time to time to reflect these ongoing expansions. See "--Regulation" and "--Tariffs." This strategy has enabled the Partnership to increase quarterly cash distributions to Unitholders from $0.59 per Unit in 1992 to $0.78 per Unit currently, an increase of approximately 32%.

 Lakehead System Expansion Projects

  In implementing its business strategy, the Partnership pursues opportunities to maximize utilization of and to expand the Lakehead System. Certain key completed, current and future expansion projects of the Partnership are summarized below:

  . 1994 Capacity Expansion Program -- This $130 million expansion program increased the delivery capability of the Lakehead System to Superior by approximately 170,000 barrels per day and to Chicago area markets by approximately 145,000 barrels per day. This project was completed in late 1994 at a cost of approximately $130 million and was undertaken in conjunction with a Cdn. $237 million expansion of the IPL System by IPL.

  . SEP I -- This 1996 expansion program provided an additional 120,000 barrels per day of capacity on the Lakehead System from Superior to Chicago area markets (40,000 barrels of which are required to offset the impact of increased heavy crude oil volumes on deliverability). This expansion program, which has increased deliveries to Chicago area markets by approximately 80,000 barrels per day, was completed in December 1996 at a cost of $65 million.

  . SEP II -- This proposed expansion, which began in 1996, is expected to provide an additional 170,000 barrels per day of delivery capacity on the Lakehead System from Superior to Chicago. Current constraints on the capacity of the System in western Canada, however, will limit incremental volumes reaching the Lakehead System to approximately 120,000 barrels per day. This project, which is expected to cost approximately $370 million, was undertaken in response to apportionment of the existing capacity on the System among suppliers of western Canadian crude oil and NGLs. SEP II is being undertaken in conjunction with a Cdn. $140 million capacity expansion of the IPL System by IPL. SEP II is expected to be completed by late 1998. See "--SEP II Expansion Program."

  . Terrace Project -- In early 1997, the Partnership, in conjunction with
    IPL, announced a preliminary outline of a four-stage expansion program to increase western Canadian crude oil pipeline capacity. Subject to continued industry support and receipt of regulatory approval, the Partnership and IPL anticipate that this proposed project would be completed in stages over the period 1998 through 2005.

 IPL Energy Projects

  IPL Energy is also engaged in North American crude oil pipeline projects which are related to the System. The General Partner believes that certain of these projects, even though they are not owned by the Partnership, will benefit the Partnership since they may result in increased deliveries on the Lakehead System. Such projects are summarized below:

  . Mustang -- In 1996, a U.S. subsidiary of IPL Energy entered into a partnership ("Mustang Pipe Line Partners") with Mobil Illinois Pipe Line Company, a subsidiary of Mobil Oil Corporation, to own and operate a crude oil pipeline that connects the Lakehead System to the Patoka/Wood River refinery area and pipeline hub south of Chicago. This connection provides the Partnership's customers with additional access to heavy crude oil markets south of Chicago. The Partnership has entered into a joint tariff agreement with Mustang Pipe Line Partners covering shipments of western Canadian crude oil over the Lakehead System and the Mustang pipeline. The joint tariff agreement provides for lower transportation costs to shippers desiring access to the Patoka/Wood River market area, an incentive the General Partner believes complements SEP II.

  . Toledo -- IPL Energy is proposing the construction of a new pipeline which, together with an existing pipeline to be leased by IPL Energy, would connect the Partnership's facilities at Stockbridge, Michigan to a refinery in the Toledo area.

  . Wild Rose -- IPL Energy recently announced a project to construct a new
    30-inch pipeline for the delivery of heavy crude oil from the Athabasca oil sands region near Fort McMurray to Hardisty. At Hardisty, the Wild Rose pipeline would access other pipeline systems including the IPL System in western Canada. This project would provide new pipeline capacity to accommodate anticipated growth in production in the Athabasca oil sands region.

DESCRIPTION OF THE LAKEHEAD SYSTEM

  The Lakehead System consists of approximately 2,600 miles of pipe with diameters ranging from 12 inches to 48 inches, 57 main line pump station locations with a total of approximately 551,000 installed horsepower and 54 tanks with an aggregate capacity of approximately nine million barrels. The volume of liquid hydrocarbons in the Lakehead System that is required at all times for operation amounts to approximately 12 million barrels, all of which is owned by the shippers on the Lakehead System. The Lakehead System regularly transports up to 35 different types of liquid hydrocarbons including light, medium and heavy crude oil (including bitumen), condensate, synthetic crudes and NGLs.

  The Lakehead System is comprised of a number of separate segments as follows:

    (i) (a) the portion of Line 13 that extends from the Canadian border near Neche to Clearbrook consisting of 18-inch pipe;

        (b) the portions of Lines 1, 2, and 3 that extend from the Canadian border near Neche to Superior consisting of 20- (18-inch from Clearbrook to Superior), 26- and 34-inch pipe, respectively; Line 3 is looped with approximately 120 miles of 48-inch pipe;

    (ii) Line 5, a 30-inch line from Superior through the upper Great Lakes region via the upper peninsula of Michigan and across the Straits of Mackinac to the Canadian border near Marysville;

    (iii) the portion of Line 6 that is a 34-inch line extending from Superior to the Chicago area;

    (iv) the portion of Line 6 that is a 30-inch line extending from the Chicago area to the Canadian border near Marysville; and

    (v) the portion of Line 10 that is a lateral line from the Canadian border near Niagara Falls to the Buffalo area consisting of 12-inch pipe and which is looped with a four-mile section of 20-inch pipe.

  Estimated capacities of the various segments of the Lakehead System for 1997 are set forth below. The estimated capacities set forth below do not include additional delivery capability to be added as a result of SEP II. See "--SEP II Expansion Program."

                                                                THOUSANDS OF
                                                               BARRELS PER DAY
                                                              -----------------
                                                               DESIGN   ANNUAL
                        LINE SEGMENT                          CAPACITY CAPACITY
                        ------------                          -------- --------
Canadian border to Clearbrook...............................   1,729    1,452
Clearbrook to Superior......................................   1,512    1,218
Superior to Canadian border near Marysville (through the up-
 per Great Lakes region)....................................     566      509
Superior to Chicago area....................................     782      704
Chicago area to Canadian border near Marysville.............     409      368
Canadian border near Niagara Falls to the Buffalo area......      66       59

  Design capacity is the absolute theoretical system capacity and assumes that all required horsepower is fully operational at all times. Annual capacity, which takes into account receipt and delivery patterns and ongoing pipeline maintenance, reflects achievable rates over long periods of time.

  The chart below depicts the System following the completion of SEP II and describes the types of petroleum products transported through the various lines in the System.

                            THE IPL/LAKEHEAD SYSTEM


    [DIAGRAM DEPICTING THE IPL SYSTEM AND THE LAKEHEAD SYSTEM APPEARS HERE]

  The General Partner believes that the Lakehead System has been constructed and is maintained in accordance with applicable federal, state and local laws and regulations, standards prescribed by the American Petroleum Institute and accepted industry practice. To prolong the useful life of the Lakehead System, pipeline crews perform scheduled maintenance and make repairs when necessary. The Partnership attempts to control corrosion of the pipeline through the use of pipe coatings and cathodic protection systems. The Partnership monitors the integrity of the Lakehead System through a program of periodic internal inspections using electronic instruments. In order to maintain the service capability of the pipeline, periodic internal inspections will continue in 1998 and in the future, based on the judgment of the General Partner. On a bi-weekly basis, the entire right of way is inspected from the air. Trained and skilled operators use computerized monitoring systems to identify pressure drops that might indicate potential disruptions in flow and operate remote controlled valves and pumps that allow the Lakehead System to be shut down quickly if required.

SEP II EXPANSION PROGRAM

  The Partnership has commenced the SEP II expansion of the Lakehead System consisting primarily of a new pipeline ("Line 14") from Superior to the Chicago area. This expansion of the Lakehead System is being undertaken at the request of western Canadian crude oil shippers to address System capacity constraints and forecasted increases in the crude oil supply in western Canada.

  Increases in crude oil supply in western Canada are forecast to coincide approximately with and partially to offset decreases in domestic crude oil supply produced in the Rocky Mountain and Midwest U.S. areas. The Partnership believes that this forecasted decrease in domestic supply, coupled with a forecasted increase in demand for crude oil, supports the need for SEP II. Furthermore, the Partnership believes that refineries located in the Midwest U.S. are particularly well positioned to utilize the expected increases in western Canadian heavy crude oil production since they are already the primary consumers of western Canadian heavy crude oil. See "--Supply of and Demand for Western Canadian Crude Oil."

  SEP II involves estimated expenditures of $370 million to add approximately 450 miles of 24-inch pipeline from Superior to the Chicago area. The additional pipeline, together with other pipeline system modifications, is projected to provide approximately 170,000 additional barrels per day of delivery capacity to the Midwest U.S. markets served by the Partnership. However, it is anticipated that current constraints on the capacity of the System in western Canada will limit incremental volumes reaching the Lakehead System to approximately 120,000 barrels per day. In addition to the new pipeline, the project includes the construction of six new pump stations along the pipeline route and additional terminalling facilities in Superior and Mokena, Illinois. Additional system modifications will be required on facilities west of Superior to enhance the Lakehead System's existing delivery capability. SEP II complements a Cdn. $140 million expansion of the IPL System. While the new pipeline is expected to initially provide an additional 170,000 barrels per day of delivery capacity, it is being designed for an ultimate potential capacity of 350,000 barrels per day to facilitate future expansions through the installation of additional pumping units. Current estimated costs for the major components of SEP II are as follows:

      DESCRIPTION                                                     $ MILLIONS
      -----------                                                     ----------
      New pipeline facilities........................................    $300
      Six new pump stations..........................................      40
      Additional terminalling facilities.............................      10
      Existing system modifications..................................      20
                                                                         ----
                                                                         $370
                                                                         ====

  The Partnership contemplates filing a tariff rate increase in late 1998 or early 1999 to reflect the projected incremental costs and throughput resulting from SEP II. In accordance with the Settlement Agreement, the necessary rate increase will be added to the Partnership's indexed tolls and therefore, will not be subject to the index ceiling mechanism. The Settlement Agreement requires further discussions with the other parties to the agreement with respect to certain details of implementation. Although the FERC has generally approved the Settlement Agreement, such approval does not constitute a ruling or decision regarding the merits of future rate filings, including those related to SEP II. See "--Tariffs--Rate Cases."

  In May 1997, the ICC denied the Partnership's application for a certificate that is a necessary first step toward receiving condemnation authority in Illinois with respect to SEP II. Without condemnation authority, the cost to obtain rights of way in connection with SEP II could increase. However, as the ICC does not have jurisdiction to decide whether or not the Partnership can build Line 14 through Illinois, the Partnership is continuing with its plans to build Line 14. At September 1, 1997, approximately 90% of the line's route had been secured or contractually committed. The Partnership is currently seeking and acquiring environmental and construction permits.

DELIVERIES FROM THE LAKEHEAD SYSTEM

  Deliveries from the Lakehead System are made in the Great Lakes and Midwest regions of the United States and in Ontario, principally to refineries, either directly or through connecting pipelines of other companies. Major refining centers within these regions are located near Sarnia, Nanticoke and Toronto, Ontario; the Minneapolis-St. Paul area of Minnesota; Superior, Wisconsin; the Chicago area of Illinois and Indiana; the Patoka/Wood River area of southern Illinois; and the Detroit, Michigan, Toledo, Ohio, and Buffalo, New York areas. Crude oil and NGLs transported by the Lakehead System are feedstock for refineries and petrochemical plants.

  The U.S. Government segregates the United States into five districts, Petroleum Administration for Defense Districts ("PADD"), for purposes of its strategic planning to ensure crude oil supply to key refining areas in the event of a national emergency. The oil industry utilizes these districts in reporting statistics regarding oil supply and demand. The Lakehead System services, directly or through connecting lines, the northern tier of PADD II, and U.S. governmental publications project that crude oil demand in this area will remain relatively constant. In addition, such publications project the total supply of crude oil from producing areas in the U.S. Southwest, Rocky Mountains and Midwest that currently serve the entire PADD II market to decline in the near term as reserves are depleted, resulting in a need for additional supplies of crude oil to replace the continuing demand. See "-- Sources of Shipments."

  The following table sets forth Lakehead System average deliveries per day and barrel miles for each of the years in the five-year period ended December 31, 1996 and for the six months ended June 30, 1996 and 1997.

                                      DELIVERIES (THOUSANDS OF BARRELS PER DAY)
                                      -----------------------------------------
                                                                    SIX MONTHS
                                                                       ENDED
                                         YEAR ENDED DECEMBER 31,     JUNE 30,
                                      ----------------------------- -----------
                                      1992  1993  1994  1995  1996  1996  1997
                                      ----- ----- ----- ----- ----- ----- -----
UNITED STATES
  Light crude oil....................   333   332   335   345   309   315   261
  Medium and heavy crude oil.........   401   421   452   513   569   553   648
  Natural gas liquids................     3     4     8    18    23    21    26
                                      ----- ----- ----- ----- ----- ----- -----
    Total United States..............   737   757   795   876   901   889   935
                                      ----- ----- ----- ----- ----- ----- -----
EASTERN CANADA
  Light crude oil....................   335   333   321   332   348   328   357
  Medium and heavy crude oil.........    83    97   108    96   102   109    87
  Natural gas liquids................    96   101   102   105   100    98   100
                                      ----- ----- ----- ----- ----- ----- -----
    Total Eastern Canada.............   514   531   531   533   550   535   544
                                      ----- ----- ----- ----- ----- ----- -----
    Total deliveries................. 1,251 1,288 1,326 1,409 1,451 1,424 1,479
                                      ===== ===== ===== ===== ===== ===== =====
BARREL MILES (billions per year).....   353   358   366   385   384   188   188
                                      ===== ===== ===== ===== ===== ===== =====

  Deliveries to U.S. destinations as a percentage of total volumes shipped on the Lakehead System have increased over the past five years and comprised 62% of the total volumes shipped on the Lakehead System during 1996. Deliveries to eastern Canada over the five-year period ended December 31, 1996 have also increased, but to a lesser extent compared to deliveries to U.S. destinations. Generally, over the period, higher shipments of medium and heavy crude oil and NGLs contributed to the higher delivery total. Barrel miles and deliveries both increased significantly in 1995 due to the completion of the 1994 capacity expansion program.

SOURCES OF SHIPMENTS

  Substantially all of the shipments delivered through the Lakehead System originate in oil fields in the Canadian provinces of Alberta, Saskatchewan, Manitoba and British Columbia and in the Northwest Territories of Canada. The shipments reach the Lakehead System from the portion of the System located in western Canada, which receives its shipments primarily through pipelines owned and operated by other companies. The Lakehead System also receives U.S. and Canadian production at Clearbrook (through a connection with Portal Pipe Line Company, a subsidiary of IPL Energy); U.S. production at Stockbridge and Lewiston, Michigan; and both U.S. and offshore production in the Chicago area. Changes in supply from western Canada would directly affect movements through the IPL System and, therefore, the supply available for transportation through the Lakehead System.

SUPPLY OF AND DEMAND FOR WESTERN CANADIAN CRUDE OIL

 Supply

  IPL made application to the NEB in January 1996 to construct its System Expansion Program Phase II ("IPL SEP II") facilities in Canada which would complement the SEP II facilities to be constructed by the Partnership in the United States. As part of that application, IPL submitted a forecast of supply of western Canadian crude oil and a projection of the markets in which it could be reasonably expected to be consumed. IPL's forecast, which is based upon numerous assumptions many of which are beyond the control of IPL or the Partnership, showed the supply of western Canadian crude oil in the year 2000 at 2,230,000 barrels per day, approximately 258,000 barrels per day above estimated 1996 average daily production of western Canadian crude oil, declining to 2,180,000 barrels per day by the year 2005. While acknowledging the uncertainty associated with forecasts of the supply of crude oil and other commodities shipped on the IPL System, the NEB accepted as reasonable the forecasts of the supply of crude oil and other commodities submitted by IPL and recommended that a certificate for construction be issued.

 Demand

  Rising crude oil demand and declining inland U.S. domestic production are contributing to an increasing need for importing crude oil into the PADD II market. The General Partner believes that PADD II will continue to provide an excellent market for western Canadian shippers as long as netbacks remain attractive and additional pipeline capacity is put in place. Moreover, the General Partner believes that PADD II will remain the most attractive market for western Canadian supply since it is currently the largest North American processor of western Canadian heavy crude oil and has the greatest potential for converting refining capacity from light to heavy crude. At the NEB hearing at which the IPL SEP II expansion was approved, IPL projected that, with the construction of the facilities, total western Canadian exports to the United States would increase to 1,558,000 barrels per day in 2000 and 1,519,000 barrels per day in 2005, approximately 426,000 and 387,000 barrels per day, respectively, higher than average 1996 exports. Of those exports, PADD II was projected to receive 1,322,000 barrels per day in 2000 and 1,276,000 barrels per day in 2005, approximately 452,000 and 406,000 barrels per day, respectively, higher than average 1996 exports to PADD II.

  In the NEB's decision in the IPL SEP II application, the NEB stated that it was of the view that, with the removal of the market constraint for heavy crude oil, the PADD II market could absorb additional volumes of western Canadian crude oil in light of the available refining capacity and the capability of refiners to process additional heavy crude oil. The NEB noted that the significant level of support from shippers, provincial governments and industry organizations demonstrates that markets are available and that the IPL SEP II facilities will achieve high utilization levels. The NEB acknowledged that current apportionment of the System indicates that there is a need for additional capacity and that the new facilities will help to reduce this apportionment.

CUSTOMERS

  The Lakehead System conducts operations without the benefit of exclusive franchises from government entities or long-term contractual arrangements with shippers. During 1996, 44 shippers tendered crude oil and other liquid hydrocarbons for delivery through the Lakehead System. These customers included integrated oil companies with production facilities in western Canada and refineries in eastern Canada, major oil companies, refiners and marketers. Shipments by the top ten shippers during 1996 accounted for approximately 80% of total revenues during that period. Revenue from Amoco Corporation (through affiliated companies), Mobil Oil Company of Canada Ltd. and Imperial Oil Limited accounted for approximately 22%, 13% and 12%, respectively, of total operating revenue generated by the Lakehead System during 1996. The remaining shippers each accounted for less than 10% of such revenue.

COMPETITION

  Because pipelines have historically been the lowest cost method for intermediate and long haul overland movement of crude oil, the System's most significant existing competitors for the transportation of western Canadian crude oil are other pipelines. Of the pipelines transporting western Canadian crude oil out of Canada, the System provides approximately 75% of the total pipeline design capacity. The remaining 25% of design capacity is shared by five other pipelines transporting crude oil to British Columbia, Washington, Montana and other states in the Northwest U.S.

  Competition among common carrier pipelines is based primarily on transportation charges, access to producing areas and proximity to end users. The General Partner believes that high capital requirements, environmental considerations and the difficulty in acquiring rights of way and related permits make it unlikely that a competing pipeline system comparable in size and scope to the System will be built in the foreseeable future.

  Express Pipeline, a joint venture between Alberta Energy Company, Ltd. and TransCanada Pipelines Limited, has constructed a 170,000 barrel per day pipeline to carry western Canadian crude oil to the U.S. Rocky Mountain region and the Patoka/Wood River market area. This pipeline began service in early 1997. The General Partner believes, however, that the System (including the future Line 14) will be more attractive to western Canadian producers shipping to the Chicago or Patoka/Wood River market area as it offers lower tolls and shorter transit times than Express Pipeline and does not require shipper volume commitments as are required by Express Pipeline.

  The System encounters competition in serving shippers to the extent that shippers have alternate opportunities for transporting liquid hydrocarbons from their sources to customers. In selecting the destination for their supplies of crude oil, sellers generally desire to use the alternative that results in the highest netback to them. Generally, it is expected that producers will receive the highest netback price from markets served by the System, but alternate markets may, for periods of time, offer equal or better returns for the producer. Such markets could potentially include the U.S. Rocky Mountain region for sweet crude oil and the Washington State market for light sour crude oil.

  In the United States, the Lakehead System encounters competition from other crude oil and refined product pipelines and other modes of transportation delivering crude oil and refined products to the refining centers of Minneapolis-St. Paul, Chicago, Detroit and Toledo and the refinery market and pipeline hub located in the Patoka/Wood River area. The Lakehead System transports approximately 45% of all crude oil deliveries into the Chicago area, 75% of all crude oil deliveries into the Minneapolis-St. Paul area and virtually all deliveries of crude oil to Ontario.

  The IPL System includes a section which extends from Sarnia to Montreal (the "Montreal Extension" or "Line 9"). The portion of the Montreal Extension from Sarnia to North Westover, Ontario is currently in west to east service. The section from North Westover to Montreal has been purged with nitrogen and remains available for service. IPL and a group of refiners have developed the Line 9 project so that crude oil imported into eastern Canada through facilities of Portland Pipe Line Corporation and Montreal Pipe Line Limited can be transported on Line 9 in an east to west direction from Montreal to the major refining centers in Ontario. By application dated May 1, 1997, IPL has petitioned the NEB for authorization to reverse the direction of flow of the Montreal Extension. A hearing regarding the Line 9 matter commenced in August 1997, and a decision is expected in the fourth quarter of 1997. While a reversal of the Montreal Extension would result in IPL or a subsidiary of IPL becoming a competitor of the Lakehead System for supplying crude oil to the Ontario market, such a reversal is expressly permitted by the agreements entered into at the time of formation of the Partnership. A reversal of the Montreal Extension is not anticipated to have a material adverse impact on the Partnership, as displaced volumes are expected to be redirected to existing U.S. markets served by the Partnership. See "Conflicts of Interest and Fiduciary Responsibilities."

REGULATION

 FERC Regulation

  The interstate common carrier pipeline operations of the Partnership are subject to rate regulation by the FERC under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that petroleum products and crude oil pipeline rates be just, reasonable and nondiscriminatory, and permits challenges to new, changed and existing rates through either a "protest" or a "complaint." At the FERC, a protest normally applies only to a proposed change in a pipeline's rates or practices and subjects the pipeline to a forward-looking investigation and possible refund obligation if the FERC chooses to suspend the proposed change. A complaint, by comparison, can apply either to an existing rate or practice or a proposed change and subjects the pipeline, in certain circumstances, to possible retroactive liability for past rates or practices found to be unlawful.

  The Energy Policy Act of 1992 required the FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for oil pipelines and to streamline procedures in oil pipeline proceedings. In response, the FERC issued Orders No. 561 and No. 561-A, which prescribe an indexing methodology for setting rate ceilings beginning in 1995. Rates in effect at December 31, 1994, if not subject to protest or complaint, became the base rates for application of the indexing mechanism. The index selected for use is PPIFG-1. On an ongoing basis, rate ceiling levels are increased or decreased each July 1, and the PPIFG-1 for use on July 1, 1997 was approximately 1.6%. Indexed rates are subject both to protests and to complaints, but in either case, the FERC's existing regulations specify that the party challenging a rate must show reasonable grounds for asserting that the amount of any rate increase resulting from application of the index is so substantially in excess of the actual cost increases incurred by the pipeline as to be unjust and unreasonable (or that the amount of any rate decrease is so substantially less than the actual cost decrease incurred by the pipeline that the rate is unjust and unreasonable).

  The Energy Policy Act further deemed certain oil pipeline rates to be "just and reasonable." This applied to rates that were either in effect for the 365-day period ended on the date of enactment of the Energy Policy Act or were in effect on the 365th day preceding enactment and had not been subject to complaint, protest or investigation during the 365-day period that began October 25, 1991.

  Prior to the indexing methodology, and since 1985, the propriety of crude oil pipeline rates was generally assessed on the basis of a trended original cost methodology (FERC Opinion No. 154-B/C). In general, under this cost-based methodology, crude oil pipeline rates were permitted to generate operating revenues, based on projected volumes, not greater than the total of the following components: (i) operating expenses; (ii) depreciation and amortization; (iii) federal and state income taxes; and (iv) an overall allowed rate of return on the pipeline's rate base. During the period 1992 to 1996, the Partnership implemented several rate filings in accordance with the methodology specified in Opinion 154-B/C. See "--Tariffs--Rate Cases."

  In Orders No. 561 and No. 561-A, the FERC stated that, as a general rule, pipelines must utilize the indexing methodology to change rates. The FERC indicated, however, that it was retaining cost-based ratemaking, market-based rates and settlements as alternatives to the indexing approach. A pipeline can follow a cost-based approach when it can demonstrate that there is a substantial divergence between its actual costs and the rates resulting from application of the indexing methodology such that rates at the ceiling level would preclude the pipeline from being able to charge a just and reasonable rate. In addition, a pipeline can charge market-based rates if it first establishes that it lacks significant market power in a particular relevant market, and a pipeline can establish rates pursuant to a settlement if agreed upon by all current shippers. Initial rates for new services can be established through a cost-based filing or through an uncontested agreement between the pipeline and at least one shipper not affiliated with the pipeline.

  In May 1996, the United States Court of Appeals for the District of Columbia Circuit denied the petitions for review of FERC Orders No. 561 and No. 561-A filed by the Association of Oil Pipe Lines, the Canadian Association of Petroleum Producers ("CAPP") and others. No further legal review of these orders is pending.

 Other Regulation

  The Operating Partnership and the portion of the Lakehead System in Michigan are, or may be, subject to the jurisdiction of the Michigan Public Service Commission with respect to the construction and operation of the pipeline and the issuance of the Partnership's securities in that state. The Michigan Public Service Commission does not regulate the tariffs charged for transportation on the Lakehead System.

  International border crossing permits received from the U.S. Government authorize the Partnership to make and maintain its pipeline crossings of the international boundary between the United States and Canada. These permits provide that they may be terminated or amended at the will of the U.S. Government and that the pipelines they govern may be inspected by, or be subject to orders issued by, federal or state government agencies.

  The governments of the United States and Canada have, by treaty, agreed to ensure nondiscriminatory treatment with respect to the passage of oil and gas through the pipelines of one country across the territory of the other.

TARIFFS

 Rate Cases

  The Partnership had several rate cases pending before the FERC during the period from 1992 to 1996. On April 1, 1992, the Partnership filed new tariffs to become effective May 2, 1992. These tariffs were subsequently challenged by Marysville Fractionation Partnership, CAPP and the Alberta Petroleum Marketing Commission ("APMC"). The FERC Oil Pipeline Board issued an order suspending the tariffs for one day and allowing the tariffs to become effective May 3, 1992, subject to investigation and potential refund with interest. Subsequent to the first filing, the Partnership implemented several other rate changes, all of which were suspended pending resolution of the first rate proceeding.

  CAPP and APMC took several exceptions to the Partnership's tariff filing. The issues raised included the applicability to the Partnership of the FERC's Opinion 154-B/C trended original cost methodology, the entitlement of the Partnership to a starting or transition rate base, and the Partnership's entitlement to an income tax allowance in its cost of service. In addition, Marysville Fractionation Partnership's protest challenged the Partnership's rules and regulations governing the transportation of NGLs and the portion of the Partnership's rates relating to NGL breakout tankage credits.

  In June 1995, the FERC issued a decision ("Opinion No. 397") on the Partnership's May 1992 tariff rate increase containing both favorable and unfavorable rulings with respect to the May 1992 rate proceeding. In Opinion No. 397 the FERC decided:

  (1) as provided in FERC Opinion No. 154-B/C, the Partnership's use of the trended original cost methodology is appropriate, and the Partnership is entitled to a starting, or transition, rate base;

  (2) the Partnership is not entitled to recover in cost of service a tax allowance with respect to income attributable to individual limited partners; and

  (3) the Partnership's rates in effect on October 24, 1991 were deemed by the FERC to have been subject to a complaint and are therefore not deemed "just and reasonable" by the Energy Policy Act. However, for the purposes of making refunds under Opinion No. 397, the Partnership is obligated to do so only down to the level of its rates in effect immediately preceding the May 1992 increase.

  The Partnership, CAPP and other parties requested FERC rehearing of Opinion No. 397. In May 1996, the FERC issued Opinion No. 397-A, which denied the parties' requests for rehearing of Opinion No. 397. In Opinion No. 397-A, the FERC clarified several aspects of Opinion No. 397. Specifically, the FERC further limited the income tax allowance by denying the Partnership's entitlement to any income tax allowance in connection with "curative allocations" which cause the General Partner's proportion of taxable income to be greater than its share of the Partnership's net book income.

  In October 1996, the FERC approved the Settlement Agreement between the Partnership, CAPP and the Alberta Department of Energy ("ADOE") on all outstanding contested tariff rates. The Settlement Agreement provided for a tariff rate reduction of approximately 6% and total rate refunds and interest of $120.0 million through the effective date of October 1, 1996, with interest accruing thereafter on the unpaid balance. Cash refunds of $41.8 million were made in the fourth quarter of 1996, with the remaining balance ($79.3 million at December 31, 1996) to be paid through a 10% reduction of tariff rates after November 1, 1996. This reduction will continue until all refunds have been made. Based on the $67.9 million remaining balance at June 30, 1997 and projected Lakehead System deliveries, the 10% refund credit is expected to remain effective until sometime during the third or fourth quarter of 1999.

  The Settlement Agreement also provides for the terms of an incremental tariff rate surcharge for a period of 15 years to recover the cost of, and allow a rate of return on the Partnership's investment in, SEP II. See "--SEP II Expansion Program." The rate of return on this new line will be based on the utilization level of the additional capacity constructed. As specified in the Settlement Agreement, higher utilization will result in a greater rate of return, subject to a minimum and maximum rate of return of 7.5% and 15.0%, respectively. Although the FERC has generally approved the Settlement Agreement, such approval does not constitute a ruling or decision regarding the merits of future rate filings, including those related to SEP II.

  The Settlement Agreement provides that the agreed tariff rates will be subject to indexing as prescribed by FERC regulation and that CAPP and ADOE will not challenge any rates within the indexed ceiling for a period of five years or the 15-year incremental tariff rate surcharges adopted in connection with SEP II. The Partnership's other customers are not parties to the Settlement Agreement, and the Settlement Agreement does not prohibit those customers from filing a protest or complaint against the Partnership's tariffs.

  Subsequent to the Settlement Agreement, the Partnership, CAPP and ADOE withdrew appeals filed with the U.S. Court of Appeals for the District of Columbia Circuit in response to the June 1995 FERC decision (Opinion No. 397) on the Partnership's tariff rates as well as the related May 1996 FERC Opinion No. 397-A.

  Many of the ratemaking issues contested in the Partnership's rate cases, in particular the FERC's own Opinion 154-B/C methodology, have not previously been reviewed by a federal appellate court. Any decision ultimately rendered by the FERC on any Opinion 154-B/C rate case may be subject to judicial review. Any such judicial review could ultimately result in alternative ratemaking methodologies that could have a material adverse effect on the Partnership and its ability to make distributions to the Unitholders. There is also pending at the FERC a proceeding (SFPP, L.P.) in which the FERC could further limit its current position related to the tax allowance permitted in the rates of publicly traded partnerships, as well as possibly altering the FERC's current application of the Opinion 154-B/C rate methodology. On September 25, 1997, the administrative law judge in that case issued an initial decision addressing various aspects of the tax allowance issue as it affects publicly traded partnerships, as well as various technical issues involving the application of the Opinion 154-B/C methodology. The SFPP, L.P. initial decision is subject to review by the FERC on appeal by any party or on the FERC's own motion. In such a review, it is possible that the FERC could alter its current rulings on the tax allowance issue or on the application of the Opinion 154-B/C rate methodology in a way that could, if applied to the Partnership, have a material adverse impact on the Partnership and its ability to make distributions to the Unitholders.

 Current Tariffs

  Under the published tariffs for transportation through the Lakehead System, the rates for light crude oil from the Canadian border near Neche to principal delivery points at July 1, 1997 are set forth below. As previously discussed, the Partnership's published tariffs are subject to a 10% reduction, which will continue until all rate refunds and interest thereon resulting from the Settlement Agreement have been paid, which is expected to occur sometime during the third or fourth quarter of 1999. The published tariffs for light crude oil, less this 10% reduction, are also set forth below.

                                  PUBLISHED TARIFF PUBLISHED TARIFF PER BARREL
      CANADIAN BORDER TO:            PER BARREL        LESS 10% REDUCTION
      -------------------         ---------------- ---------------------------
      Clearbrook, Minnesota......      $0.147                $0.132
      Superior, Wisconsin........       0.275                 0.248
      Chicago, Illinois area.....       0.541                 0.487
      Canadian border near
       Marysville................       0.617                 0.555
      Buffalo, New York area.....       0.659                 0.593

  The rates at July 1, 1997 for medium and heavy crude oils are higher, while those for NGLs are lower, than the rates set forth in the above table to compensate for differences in costs for shipping different grades of liquid hydrocarbons.

  The Partnership finalized an agreement with Mustang Pipe Line Partners in October 1996 to provide for a joint tariff covering shipments of western Canadian crude oil to the Patoka/Wood River market area south of Chicago. These shipments travel on the Lakehead System to Chicago, and on to the Patoka/Wood River market area through the Mustang pipeline system. The joint tariff agreement provides for lower transportation costs to shippers desiring access to the Patoka/Wood River market area, an incentive which the General Partner believes complements the Partnership's future Line 14 from Superior to Chicago. A reduction in the Partnership's tariff under the joint tariff agreement will not become effective until the Partnership's refund obligation under the Settlement Agreement is extinguished.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

  The Registrant is a limited partnership and has no officers, directors or employees. Set forth below is certain information concerning the directors and executive officers of the General Partner. As the sole stockholder of the General Partner, IPL elects the directors of the General Partner on an annual basis. All officers of the General Partner serve at the discretion of the directors of the General Partner.

     NAME                                      AGE POSITION WITH GENERAL PARTNER
     ----                                      --- -----------------------------
     E. C. Hambrook...........................  60  Chairman and Director
     P. D. Daniel.............................  51  President and Director
     R. C. Sandahl............................  46  Vice President and Director
     F. W. Fitzpatrick........................  64  Director
     B. F. MacNeill...........................  58  Director
     C. A. Russell............................  63  Director
     D. P. Truswell...........................  54  Director
     J. R. Bird...............................  48  Treasurer
     M. A. Maki...............................  33  Chief Accountant
     P. W. Norgren............................  44  Secretary

  Mr. Hambrook was elected a Director of the General Partner in January 1992 and has served as Chairman of the General Partner since July 1996. He also serves on the Audit Committee. Mr. Hambrook is the President of Hambrook Resources Inc.

  Mr. Daniel has served as President and a Director of the General Partner since July 1996. Mr. Daniel has served as Executive Vice President and Chief Operating Officer--Energy Transportation Services of IPL Energy since September 1, 1997. He served as Senior Vice President of IPL Energy from May 1994 to August 1997. Mr. Daniel served as President and Chief Executive Officer of IPL from August 1996 to August 1997 and as President and Chief Operating Officer of IPL from May 1994 to August 1996. Prior thereto, he served as Vice President, Planning of IPL Energy.

  Mr. Sandahl has served as Vice President and a Director of the General Partner since July 1996. He served as Vice President, Operations of the General Partner from May 1994 to August 1996. Prior thereto, he was employed by IPL for six years where he served in various capacities, most recently as Director of Engineering Services from June 1990 to May 1994.

  Mr. Fitzpatrick was elected a Director of the General Partner in April 1993 and serves on the Audit Committee. He is also a Director of IPL Energy and serves as Chairman of the Audit, Finance and Risk Committee of the Board of IPL Energy.

  Mr. MacNeill has served as a Director of the General Partner since May 1990 and previously served as Chairman and Chief Executive Officer of the General Partner from May 1994 to July 1996. From May 1991 to May 1994, he served as President and Chief Executive Officer of the General Partner. Mr. MacNeill has served as Chief Executive Officer, President and a Director of IPL Energy since December 1992 and as Chairman of IPL since August 1996. He was Chairman and Chief Executive Officer of IPL from May 1994 to August 1996. Prior thereto, he served as President and Chief Executive Officer of IPL from May 1991 to May 1994.

  Mr. Russell was elected a Director of the General Partner in October 1985 and serves as the Chairman of the Audit Committee. Mr. Russell served as Chairman and Chief Executive Officer of Norwest Bank Minnesota North, N.A. for 1995. Prior thereto, he served as President of Norwest Bank Minnesota North, N.A. He also served as a Director of Minnesota Power and Light Co. until May 1996.

  Mr. Truswell was elected a Director of the General Partner in May 1991 and previously served as a Vice President of the General Partner from October 1991 to May 1994. Mr. Truswell has served as Senior Vice President and Chief Financial Officer of IPL Energy since May 1994 and prior thereto, as Vice President, Finance from 1992 to May 1994. Prior thereto, he served in various senior executive capacities with IPL, including as Vice President, Finance from May 1991 to May 1994.

  Mr. Bird has served as Treasurer of the General Partner since October 1996. He has served as Senior Vice President--Corporate Planning and Development of IPL Energy since September 1, 1997. He served as Vice President and Treasurer of IPL Energy from February 1995 to August 1997. Prior thereto, Mr. Bird was employed by Gulf Canada Resources Ltd. as Vice President, Treasury and Corporate Development from April 1993 to January 1995. Prior thereto, he was employed by GW Utilities Ltd. as Vice President and Controller.

  Mr. Maki has served as Chief Accountant of the General Partner since June 1997. Prior thereto, he held supervisory and professional positions with the General Partner or IPL Energy (U.S.A.) Inc. ("IPL Energy (USA)") in the areas of Internal Audit, Rate Regulation and Accounting.

  Mr. Norgren has served as Secretary of the General Partner since July 1996. Prior thereto, he served as Assistant Secretary of the General Partner, from May 1990 to July 1996, and as General Counsel of the General Partner, from October 1992 to December 1995.

                              CASH DISTRIBUTIONS

GENERAL

  A principal objective of the Partnership is to generate cash from Partnership operations and to distribute Available Cash to the Unitholders and the General Partner in the manner described herein. "Available Cash" means generally, with respect to any calendar quarter, the sum of all of the cash receipts of the Partnership plus net reductions to reserves less all of its cash disbursements and net additions to reserves. The full definition of Available Cash is set forth in the Glossary of Defined Terms. The definition of Available Cash permits the General Partner to establish cash reserves that it determines are necessary or appropriate to provide for the proper conduct of the business of the Partnership (including cash reserves for future capital expenditures), to stabilize distributions of cash to the Unitholders and the General Partner or as necessary to comply with the terms of any agreement or obligation of the Partnership. The General Partner has broad discretion in establishing reserves, and its decisions regarding reserves could have a significant impact on the amount of Available Cash. The timing of additions and reductions to reserves may impact the amount of incentive distributions payable to the General Partner and may result in the realization of taxable income by Unitholders in a year prior to that in which funds related thereto are distributed.

  The Partnership will distribute 100% of its Available Cash as of the end of each calendar quarter on or about 45 days after the end of such calendar quarter to Unitholders of record on the applicable record date, which will generally be the last day of the month following the close of such calendar quarter, and to the General Partner.

  Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction affects the amounts distributed to the Unitholders relative to the General Partner. See "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations" and "--Quarterly Distributions of Available Cash-- Distributions of Cash from Interim Capital Transactions" below. Cash from Operations, which is determined on a cumulative basis, generally refers to the $54 million cash balance of the Partnership on the date the Partnership commenced operations in 1991, plus all cash generated by the operations of the Partnership's business, after deducting related cash expenditures, reserves and certain other items. Cash from Interim Capital Transactions will generally be generated only by (i) borrowings and sales of debt securities by the Partnership (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business), (ii) sales of equity interests in the Partnership for cash and (iii) sales or other voluntary or involuntary dispositions of any assets of the Partnership for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business). References to the Partnership in the foregoing summary definitions of Cash from Operations and Cash from Interim Capital Transactions are to the Partnership and the Operating Partnership on a combined basis. The full definitions of Cash from Operations, Interim Capital Transactions and Cash from Interim Capital Transactions are set forth in the Glossary of Defined Terms.

  Amounts of cash distributed by the Partnership on any date from any source will be treated as a distribution of Cash from Operations, until the sum of all amounts so distributed to the Unitholders and to the General Partner (including any incentive distributions) equals the aggregate amount of all Cash from Operations from the date the Partnership commenced operations in 1991 ("Partnership Inception") through the end of the calendar quarter prior to such distribution. Any amount of cash (irrespective of its source) distributed on such date in excess of the aggregate amount of all Cash from Operations from Partnership Inception through the calendar quarter prior to such distribution will be deemed to constitute Cash from Interim Capital Transactions and distributed accordingly. See "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions" and "--Adjustment of the Target Distributions." If cash that is deemed to constitute Cash from Interim Capital Transactions is distributed in respect of each Class A Common Unit offered hereby in an aggregate amount per Class A Common Unit equal to $21.50 (the offering price of the Class A Common Units in the Partnership's initial public offering in December 1991), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and all cash will, in general, be distributed as Cash from

Operations. The General Partner does not anticipate that there will be significant amounts of cash that are deemed to constitute Cash from Interim Capital Transactions distributed to the Unitholders.

  Capital expenditures that are necessary to maintain the service capability of the Lakehead System will reduce the amount of Cash from Operations. Therefore, if the General Partner were to determine that a substantial portion of the Partnership's capital expenditures was of a nature necessary to maintain the service capability of the Lakehead System, the amount of cash distributions that are deemed to constitute Cash from Operations might decrease and the amount of cash distributions that are deemed to constitute Cash from Interim Capital Transactions might increase.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Partnership will make distributions to its Unitholders and the General Partner with respect to each calendar quarter prior to liquidation in an amount equal to 100% of its Available Cash for such quarter. Actual quarterly distributions of Available Cash will depend on the Partnership's future performance.

 Distributions of Cash from Operations

  Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any calendar quarter will be made in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until all Unitholders have received distributions of $0.59 per Unit for such quarter (the "First Target Distribution");

    second, 85% to all Unitholders, pro rata, and 15% to the General Partner, until all Unitholders have received distributions of $0.70 per Unit for such quarter (the "Second Target Distribution");

    third, 75% to all Unitholders, pro rata, and 25% to the General Partner, until all Unitholders have received distributions of $0.99 per Unit for such quarter (the "Third Target Distribution"); and

    thereafter, 50% to all Unitholders, pro rata, and 50% to the General
  Partner.

  The following table illustrates the percentage allocation of Available Cash among the Unitholders and the General Partner up to the various target distribution levels.

                                                        MARGINAL PERCENTAGE
                                                     INTEREST IN DISTRIBUTIONS
                                                     ------------------------------
                              QUARTERLY DISTRIBUTION                    GENERAL
                                   AMOUNT UP TO       UNITHOLDERS       PARTNER
                              ---------------------- --------------    ------------
     First Target
      Distribution...........         $0.59                        98%              2%
     Second Target
      Distribution...........         $0.70                        85%             15%
     Third Target
      Distribution...........         $0.99                        75%             25%
     Thereafter..............           --                         50%             50%

  The Target Distributions are each subject to adjustment as described below under "--Distributions of Cash from Interim Capital Transactions" and "-- Adjustment of the Target Distributions." Notwithstanding the foregoing, if the Target Distributions have been reduced to zero as a result of distributions of Available Cash constituting Cash from Interim Capital Transactions, distributions will first be made 98% to all Class A Common Unitholders, pro rata, and 2% to the General Partner until there has been distributed in respect of each Class A Common Unit then outstanding (taking into account all prior distributions of Available Cash constituting Cash from Operations) Available Cash constituting Cash from Operations since Partnership Inception in an amount equal to the First Target Distribution for all periods since Partnership Inception.

 Distributions of Cash from Interim Capital Transactions

  Distributions on any date by the Partnership of Available Cash constituting Cash from Interim Capital Transactions will be distributed 98% to all Unitholders, pro rata, and 2% to the General Partner until a hypothetical holder of a Class A Common Unit acquired at the time of the closing of the Partnership's initial public offering in December 1991 has received with respect to such Class A Common Unit distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per Class A Common Unit equal to $21.50. Thereafter, all distributions of Available Cash constituting Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations, and because the Target Distributions will have been reduced to zero, as described under "--Adjustment of the Target Distributions," the General Partner's share of distributions of Available Cash will increase, in general, to 50% of all distributions of Available Cash. Notwithstanding the foregoing, if the Target Distributions have been reduced to zero as a result of distributions of Available Cash constituting Cash from Interim Capital Transactions, distributions will first be made 98% to all Class A Unitholders and 2% to the General Partner until there has been distributed in respect of each Class A Common Unit then outstanding (taking into account all prior distributions of Available Cash constituting Cash from Operations) Available Cash constituting Cash from Operations since Partnership Inception in an amount equal to the First Target Distribution for all periods since Partnership Inception.

  Distributions of Cash from Interim Capital Transactions will not reduce Target Distributions in the quarter in which they are distributed.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

  The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of Units (whether effected by a distribution payable in Units or otherwise) but not by reason of the issuance of additional Units for cash. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial Unit Price (as defined below) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. The "Unrecovered Initial Unit Price" is the amount by which $21.50 exceeds the aggregate per Unit distributions of Cash from Interim Capital Transactions on the Class A Common Units. If and when the Unrecovered Initial Unit Price is zero, the Target Distributions each will have been reduced to zero.

  The Target Distributions may also be adjusted if legislation is enacted that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal income tax purposes. In such event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Target Distributions multiplied by (ii) one minus the sum of (x) the effective federal income tax rate to which the Partnership is subject as an entity (expressed as a fraction) plus (y) the effective overall state and local income tax rate to which the Partnership is subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs.

DISTRIBUTION OF CASH UPON LIQUIDATION

  Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law, and thereafter be distributed to the Unitholders and the General Partner in accordance with their respective capital account balances, as so adjusted.

  Generally, the holders of Class A Common Units will have no preference over the General Partner or holders of Class B Common Units upon the dissolution and liquidation of the Partnership and will instead be entitled to share with the General Partner and such holders in the remainder of the Partnership's assets in proportion to their respective capital account balances in the Partnership as so adjusted. The manner of such adjustment is as provided in the Partnership Agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

    first, to each partner having a deficit balance in such partner's capital account to the extent of and in proportion to such deficit balance;

    second, any remaining gain would be allocated 98% to all Unitholders, pro rata, and 2% to the General Partner, until the capital account for each Class A Common Unit is equal to the Unrecovered Capital in respect of such Class A Common Unit;

    third, any then remaining gain would be allocated 98% to the holders of Class B Common Units, pro rata, and 2% to the General Partner until the capital account for each Class B Common Unit is equal to the Unrecovered Capital in respect of such Class B Common Unit;

    fourth, any then remaining gain would be allocated 98% to all Unitholders, pro rata, and 2% to the General Partner until the capital account for each Unit is equal to the sum of the Unrecovered Capital in respect of such Unit plus any cumulative arrearages then existing in the First Target Distribution in respect of such Unit for each quarter of the Partnership's existence;

    fifth, any then remaining gain would be allocated 85% to all Unitholders, pro rata, and 15% to the General Partner until the capital account for each Unit is equal to the sum of (a) the Unrecovered Capital in respect of such Unit, plus (b) any cumulative arrearages then existing in the First Target Distribution in respect of such Unit, plus (c) the excess of the Second Target Distribution over the First Target Distribution for each quarter of the Partnership's existence, less (d) the amount of any distributions of Available Cash constituting Cash from Operations in respect of such Unit in excess of the First Target Distribution that were distributed 85% to the Unitholders pro rata and 15% to the General Partner for each quarter of the Partnership's existence ((b) plus (c) less (d) being the "Target Amount");

    sixth, any then remaining gain would be allocated 75% to all Unitholders, pro rata, and 25% to the General Partner, until the capital account for each Unit is equal to the sum of (a) the Unrecovered Capital in respect of each Unit, plus (b) the Target Amount, plus (c) the excess of the Third Target Distribution over the Second Target Distribution for each quarter of the Partnership's existence, less (d) the amount of any distributions of Available Cash constituting Cash from Operations in respect of such Unit in excess of the Second Target Distribution that were distributed 75% to the Unitholders pro rata and 25% to the General Partner for each quarter of the Partnership's existence; and

    thereafter, any then remaining gain would be allocated 50% to all Unitholders, pro rata, and 50% to the General Partner.

  Unrecovered Capital with respect to a Unit means, in general, the amount equal to the excess of (i) $21.50 over (ii) the aggregate per Unit distributions of Cash from Interim Capital Transactions in respect of such Unit. Any loss or unrealized loss will be allocated to the partners first in proportion to the positive balances in the General Partner's and Unitholders' capital accounts until all such balances are reduced to zero, and, thereafter, to the General Partner.

             CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

  Certain conflicts of interest could arise as a result of the relationships among IPL and its affiliates, the General Partner and the Partnership. The General Partner makes all decisions relating to the Partnership. Some of the officers of the General Partner who make such decisions may also be officers of IPL and its affiliates. The Partnership does not have any employees. In addition, IPL owns all of the capital stock of the General Partner. The directors and officers of IPL have fiduciary duties to manage IPL, including its investments in its subsidiaries (including the General Partner) and affiliates, in a manner beneficial to the shareholders of IPL and its parent, IPL Energy. In general, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Unitholders. However, the Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Partnership and the Unitholders in resolving conflicts of interest and provisions that may restrict the remedies available to Unitholders for actions taken that might otherwise constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner and IPL to their shareholders and affiliates may, therefore, come into conflict with the duties of the General Partner to the Unitholders.

  Potential conflicts of interest could arise in the situations described below, among others:

    (a) Because of the definitions of Available Cash and Cash from Operations set forth elsewhere herein, the amount of cash expenditures, borrowings and reserves in any quarter may affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations to make distributions on the Units in such quarter or subsequent quarters. In addition, the General Partner's determination whether to make, or which portion of a capital expenditure constitutes, a capital expenditure that is for the purpose of ongoing maintenance or that is necessary to maintain the service capability of the Lakehead System may have the same effect. Borrowings and issuances of additional Units also increase the amount of Available Cash and, in the case of working capital borrowings, the amount of Cash from Operations. The Partnership Agreement provides that any borrowings by the Partnership or the Operating Partnership, or the approval thereof by the General Partner, shall not constitute a breach of any duty by the General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partner to receive incentive distributions. Further, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Interim Capital Transactions will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders. See "Cash Distributions."

    (b) Under the terms of the Partnership Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement" and, together with the Partnership Agreement, the "Partnership Agreements"), the General Partner will exercise its discretion in managing the business of the Partnership and, as a result, the General Partner is not restricted from paying IPL or its affiliates for any services rendered on terms fair and reasonable to the Partnership. In this connection, the General Partner will determine which of its direct or indirect costs (including costs allocated to the General Partner by IPL and its affiliates) are reimbursable by the Partnership. Employees of IPL and its affiliates currently provide services to the General Partner for the benefit of the Partnership pursuant to a services agreement (the "Services Agreement") between IPL, IPL Energy USA and the General Partner. Substantially all of the shipments of crude oil and natural gas liquids delivered by the Lakehead System originate in the IPL System, and all scheduling of shipments (including routes and storage) is handled by IPL in coordination with the General Partner.

    (c) The General Partner has certain varying percentage interests and priorities with respect to Available Cash. See "Cash Distributions." The timing and amount of cash receipts may be affected by various determinations made by the General Partner under the Partnership Agreements (including, for example, those relating to the timing of any capital transaction, the establishment and maintenance of reserves, the timing of expenditures, the incurrence of debt and other matters).

    (d) Neither of the Partnership Agreements nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner, IPL and its affiliates, on the other hand, were or will be the result of arm's-length negotiations. The interests of the holders of the Class A Common Units have not been represented by separate legal counsel in connection with the preparation of such agreements, contracts or arrangements.

    (e) The decision whether the Partnership or the General Partner should purchase outstanding Units at any time may involve the General Partner or IPL in a conflict of interest.

    (f) IPL and its affiliates (other than Lakehead) are expressly permitted by the terms of the Partnership Agreement to engage in any businesses and activities, including in certain instances, those in direct competition with the Partnership except as described below. In this connection, IPL is currently proposing an alternative use for the portion of the IPL System from Sarnia to Montreal, including a reversal of the line to transport crude oil from Montreal to Sarnia. The reversal of the line would result in IPL or an affiliate of IPL becoming a competitor for supplying crude oil to the Ontario market. See "Business--Competition."

    (g) The Partnership and the General Partner do not have any employees and rely solely on employees of IPL Energy USA, and its affiliates, including IPL. Although the General Partner conducts no business other than as general partner of the Partnership and the Operating Partnership and managing certain subsidiaries and ancillary activities, IPL, IPL Energy USA and their other affiliates conduct business and activities of their own in which the Partnership has no economic interest. There may be competition between the Partnership and IPL and its affiliates for the time and effort of a small number of employees who provide services to the General Partner.

    (h) As a matter of practice and whenever possible, the General Partner limits the liability under contractual arrangements of the Partnership to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets other than its interest in the Partnership. In some circumstances, such action of the General Partner may result in the terms of the transaction being less favorable to the Partnership than would otherwise be the case. The Partnership Agreement provides that such action does not constitute a breach of the General Partner's fiduciary obligations.

    (i) The General Partner generally must act as a fiduciary to the Partnership and the Unitholders, and, therefore, must generally consider the best interests of the Partnership when deciding whether to make capital or operating expenditures or take other steps with respect to the business of the Partnership.

    (j) The Partnership is, and may from time to time in the future be, a party to various agreements to which the General Partner and its affiliates, including IPL, are also parties and that provide certain benefits to the Partnership. However, these agreements do not grant to the holders of the Class A Common Units, separate and apart from the Partnership, the right to enforce the obligations of the General Partner or of such affiliates in favor of the Partnership. Therefore, the General Partner is primarily responsible for enforcing such obligations, including obligations that it or such affiliates may owe to the Partnership.

RESTRICTIONS ON GENERAL PARTNER ACTIVITY

  The General Partner is subject to certain restrictions on its activities. The sole business of the General Partner is to act as general partner of the Partnership and the Operating Partnership, to manage certain subsidiaries and to undertake ancillary activities. Further, the Partnership Agreement provides that no subsidiary of the General Partner will engage in or acquire any business that is in direct material competition with the business of the Partnership as conducted at the time of its formation in 1991, subject to the exceptions set forth below. None of the instruments to which the Partnership or the Operating Partnership is a party imposes any restriction on the ability of IPL and its affiliates, other than the General Partner, to engage in any business. IPL agreed, however, in the Distribution Support Agreement that so long as an affiliate of IPL is the general partner of the Partnership and the Operating Partnership, IPL and its other subsidiaries will not engage in or acquire any business that is in direct material competition with the business of the Partnership as conducted at the time of its formation in 1991, subject to the following important exceptions:

    first, there is no restriction on the ability of IPL and its other subsidiaries to continue to engage in businesses, including the normal development of those businesses in the future, in which they were engaged at the time of the Partnership's formation in 1991 and that are or may be in the future in competition with the Partnership, including, without limitation, the potential reversal of the Montreal Extension to transport crude oil from Montreal to Sarnia (see "Business--Competition");

    second, the scope of the competition restriction is limited geographically to those routes and products in respect of which the Partnership provided transportation as of December 1991. For example, IPL and its other subsidiaries would be permitted to acquire a crude oil pipeline business in which transportation is made over routes or involving products not served by the Partnership as of December 1991;

    third, IPL and its other subsidiaries may acquire any competitive business as part of a larger acquisition so long as the majority of the value of the business or assets acquired, in IPL's judgement, is not attributable to such competitive business; and

    fourth, IPL and its other subsidiaries may acquire any competitive business if the same is first offered for acquisition to the Partnership and the Partnership fails to approve, after submission to a Unitholder vote, the making of such acquisition. The approval of the holders of a majority of the outstanding Units (excluding for this purpose any Units held by the General Partner or any of its affiliates) is required for the Partnership to exercise its right to accept such an offer.

  Except as specified above, IPL and its affiliates are not restricted by the terms of the Distribution Support Agreement or the Partnership Agreements from engaging in businesses that may be in competition with the Partnership. In addition, the Partnership Agreement specifically states that it will not constitute a breach of the General Partner's fiduciary duty for IPL or its other subsidiaries to take advantage of any business opportunity in preference to or to the exclusion of the Partnership, except as specifically limited by the restrictions described above.

FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNER

  The General Partner is generally accountable to the Partnership and to the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well developed state of the law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to the other partners and to their partnerships is relatively undeveloped. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners. The Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners. In addition, holders of Class A Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

  The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any Unitholder, on the other hand, the General Partner will be authorized, in resolving such conflict or determining such action, to consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices, if applicable, generally accepted accounting or engineering practices or principles and such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. The same considerations will apply whenever the Partnership Agreement requires the General Partner to act in a manner that is fair and reasonable to the Partnership or the Unitholders. Thus, unlike the strict duty of a trustee who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner and its affiliates, including IPL. The Partnership Agreement also provides that in certain circumstances the General Partner will act in its sole discretion, in good faith or pursuant to other appropriate standards.

  The Partnership Agreement also provides that any standard of care and duty imposed thereby or any applicable law, rule or regulation will be modified, waived or limited as required to permit the General Partner to act under the Partnership Agreement, or any other agreement contemplated therein, and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the General Partner to be in the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partner will not be liable for monetary damages to the Partnership, the Unitholders or assignees for errors of judgement or for any other acts or omissions if the General Partner acted in good faith. The Partnership is required, under the terms of the Partnership Agreement, to indemnify the General Partner and its officers, directors, employees and agents against liabilities, costs and expenses, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. This indemnification provision could include indemnification of the General Partner for its negligent acts.

  The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  The fiduciary obligations of general partners is a developing area of the law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to Unitholders.

                              TAX CONSIDERATIONS

  This section is a summary of certain federal income tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice," represents the opinion of Andrews & Kurth L.L.P., counsel to the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing and (to the extent noted) proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "Partnership" are references to both the Partnership and the Operating Partnership.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited applications to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the purchase, ownership or disposition of Units.

LEGAL OPINIONS AND ADVICE

  Counsel has expressed its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes, (i) the Partnership will be treated as a partnership, and (ii) owners of Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel. Counsel has also advised the General Partner that, based on current law, the following addresses all material tax consequences to Unitholders who are individual citizens or residents of the United States from the purchase, ownership and disposition of Units.

PARTNERSHIP STATUS

  An organization, such as a limited partnership, that is classified for federal income tax purposes as a partnership is not a taxable entity and incurs no federal income tax liability. Each partner is required to take into account in computing his federal income tax liability his allocable share of income, gains, losses, deductions and credits of the Partnership, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of the distribution is in excess of the partner's adjusted tax basis in his partnership interest.

  Counsel is of the opinion that, under current law and regulations, the Partnership and the Operating Partnership and the Services Partnership will each be classified as a partnership for federal income tax purposes. Counsel's opinion with respect to periods before 1997 depended on different factual matters which the General Partner believes are true. Counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the following factual matters as to which the General Partner has made representations:

    1. Neither the Partnership, the Operating Partnership nor the Services Partnership will elect to be treated as an association or corporation.

    2. The Partnership, the Operating Partnership and the Services Partnership will be operated in accordance with applicable state partnership statutes and the applicable Partnership Agreements and the partnership agreement of the Services Partnership.

    3. At least 90% of the Partnership's gross income for each taxable year will consist of (i) income or gain derived from the exploration, development, production, processing, refining, transportation or marketing of oil, gas or products thereof or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

  Counsel's opinion as to the classification of the Partnership is based on the assumption that if the General Partner ceases to be a general partner, any successor general partner (or general partners) will make and satisfy such representations. In this regard, if the General Partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify the Partnership as an association taxable as a corporation.

  Counsel's opinion as to the partnership status of the Partnership is based principally upon its interpretation of Treasury regulations under Section 7701 of the Code and Section 7704 of the Code, and upon the continuing accuracy of those matters as to which representations have been made by the General Partner.

  Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. Section 7704 of the Code provides an exception to its general rule (the "Natural Resource Exception") in the case of a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." Whether the Partnership will continue to meet the Natural Resource Exception is a matter to be determined by the Partnership's operations and the facts existing at the time of determination. However, the General Partner will use its best efforts to cause the Partnership to operate in such fashion as necessary for the Partnership to continue to meet the Natural Resource Exception.

  If the Partnership fails to meet the Natural Resource Exception (other than a failure determined by the IRS to be inadvertent which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Natural Resource Exception) in return for stock in such corporation, and then distributed such stock to the partners in liquidation of their interest in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at such time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation.

  If the Partnership is treated as a corporation, the Partnership will be treated as a separate taxpayer and its income, gains, losses, deductions and credits would be reported on its own return instead of being passed through directly to Unitholders. The Partnership's net income would be subject to federal income tax, under current law, at rates up to 35%. Distributions made to Unitholders generally would be treated as either a taxable dividend of current and accumulated earnings and profits or, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of the Unitholder's basis in his Units) or as taxable capital gain (after the Unitholder's basis in his Units is reduced to zero, and assuming that the Units are held as capital assets). Accordingly, treatment of the Partnership as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

  Counsel's own opinion is based upon currently applicable law and regulations and, accordingly, it may be made inapplicable by future legislation or changes in Treasury regulations.

  The discussion below is based on the assumption that the Partnership, the Operating Partnership and the Services Partnership will be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to Unitholders and distributions to Unitholders would be materially reduced.

LIMITED PARTNER STATUS

  Unitholders who become Limited Partners pursuant to the provisions of the Partnership Agreement will be treated as partners of the Partnership for federal income tax purposes.

  The IRS has publicly ruled that assignees of partnership interests who have not been admitted to a partnership as partners will be treated as partners in the partnership for federal income tax purposes where they exercise substantial dominion and control over the assigned partnership interests. On the basis of that ruling, except as otherwise described herein, (i) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (ii) Unitholders whose Units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As the ruling does not extend to assignees of Units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver such transfer applications, the tax status of such Unitholders is unclear. Income, gain, deductions, losses or credits would not appear to be reportable by such a Unitholder, and any cash distributions received by such a Unitholder would be fully taxable as ordinary income. Such holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Units.

  A beneficial owner of Units whose Units have been transferred to a "short seller" to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Units Loaned to Cover Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

 Flow-through of Taxable Income

  No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership although he has not received a cash distribution in respect of such income.

 Treatment of Partnership Distributions

  Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "Disposition of Class A Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to such Unitholder. It is not expected that the Partnership will incur any material amounts of nonrecourse liabilities. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture as income in the year of such distributions any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses."

  A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his basis in his Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). The Partnership Agreement provides that recapture income will be allocated, to the extent possible, to the Unitholders who were allocated the deductions giving rise to the treatment of gain as recapture income. Such allocations, if respected, along with allocations in accordance with Section 704(c) principles, should minimize the risk of recognition of ordinary income under Section 751(b) of the Code upon a non-pro rata distribution of money or property. The IRS may contend, however, that such a deemed exchange of Section 751 Assets has occurred and that therefore ordinary income must be realized under Section 751(b) of the Code by Unitholders on such a non-pro rata distribution of money or property.

 Ratio of Taxable Income to Distributions

  The General Partner estimates that a purchaser of a Class A Common Unit in the offering made hereby who holds such Class A Common Unit through the record date for the distribution with respect to the final calendar quarter of 1997 (assuming for this purpose quarterly distributions on the Units with respect to that period are equal to the most recent quarterly distribution rate of $0.78 per Unit) will be allocated an amount of federal taxable income for 1997 equal to approximately 10% of the amount of cash distributed to such Unitholder with respect to 1997. The General Partner further estimates that such a Class A Common Unitholder who holds a Class A Common Unit through the record date for distribution with respect to the final calendar quarter of 2000 will be allocated an amount of federal taxable income for 1998 and 1999 ranging from 10% to 25% and, for 2000, 50% to 70%, of the amount of cash distributed to such Unitholder with respect to each such period (assuming for this purpose quarterly distributions on the Units with respect to each such period are equal to $0.78 per Unit).

  The foregoing estimates are based upon numerous assumptions regarding the business and operations of the Partnership (including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions). Such estimates and assumptions are subject to, among other things, numerous business, economic, regulatory and competitive uncertainties that are beyond the control of the General Partner or the Partnership and to certain tax reporting positions (including estimates of the relative fair market values of the assets of the Partnership and the validity of certain curative allocations) that the General Partner has adopted or intends to adopt and with which the IRS could disagree. See "--Allocation of Partnership Income, Gain, Loss and Deduction." Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and such differences could be material.

  As provided in the Partnership Agreement, the Class A Common Unitholders may be allocated amounts of gross income that would otherwise be allocated to the Class B Common Unitholders (the "Special Allocation"). With respect to taxable year 1997, the amount of the Special Allocation could be up to $9 million. Thereafter, the Special Allocation to be made each year could increase by up to $2 million every two years until the taxable year beginning with 2012, for which the Special Allocation could be up to $25 million for that year and for each taxable year thereafter. Notwithstanding the above, the Special Allocation will not be made (or will be reduced) in any taxable year to the extent that a purchaser of a Class A Common Unit in the Partnership's initial public offering (previously called a Preference Unit) would be allocated an amount of federal taxable income with respect to such taxable year that would exceed 65% of the amount of cash distributed to such a Unitholder with respect to that taxable year. However, there is no assurance that the ratio of taxable income to cash distributed with respect to any taxable year will not exceed 65%. Based on the current level of distributions, the General Partner anticipates that the Special Allocation will be used in its entirety for the taxable years 1997 through 2000. To the extent that the Special Allocation is not made in any year, it cannot be carried forward.

 Basis of Units

  A Unitholder's initial tax basis for his Unit will be the amount paid for the Unit. The initial tax basis will be increased by the Unitholder's share of Partnership income. The basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

 Limitations on Deductibility of Partnership Losses

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  To the extent losses are incurred by the Partnership, a Unitholder's share of deductions for losses will be limited to the tax basis of the Unitholder's Units or, in the case of an individual Unitholder or a corporate Unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations, to the amount which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's basis. A Unitholder must recapture as income in the year of such distributions losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is increased.

  In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any position of the basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person, or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

 Limitations on Interest Deductions

  The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit, to the extent attributable to portfolio income of the Partnership.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

  In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in the Partnership. If the Partnership has a net loss, items of income, gain, loss and deduction generally for both book and tax purposes will be allocated, first, to the General Partner and the Unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement), and second, to the General Partner. In addition, the Class A Common Unitholders could be allocated, by reason of the Special Allocation which is discussed above, amounts of gross income with respect to taxable years of the Partnership that would otherwise be allocated to the Class B Common Unitholders. Although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible. On a liquidating sale of assets, the Partnership Agreement provides separate gain and loss allocations, designed to the extent possible, (i) to eliminate a deficit in any Partner's capital account, and
(ii) to produce capital accounts which, when followed on liquidation, will result in each Unitholder recovering the Unrecovered Capital, and his distributive share of any additional value.

  Notwithstanding the above, as required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated for tax purposes to account for the difference between the tax basis and fair market value of property contributed to the Partnership by the General Partner ("Contributed Property"), and to account for the difference between the fair market value of the Partnership's assets and their carrying value on the Partnership's books at the time of the offering made hereby. In addition, certain items of recapture income will be allocated, to the extent possible, to the Partner allocated the deduction or curative allocation (discussed below) giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders. These allocations may not be respected by the IRS. If these allocations of recapture are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result.

  Treasury regulations permit curative allocations similar to those provided for by the Partnership Agreement. However, the application of those regulations in the context of a publicly traded partnership existing at the time of promulgation is unclear. Because such curative allocations are consistent with Counsel's view of the purposes of Section 704(c) and with the principles of the regulations, Counsel believes that it is unlikely that the IRS will challenge the curative allocations. However, if the IRS were to litigate the matter, it is uncertain whether the curative allocations would be respected by a court. Counsel believes that there is substantial authority (within the meaning of Section 6662 of the Code) for the Partnership's tax reporting position, and that no penalties would be applicable if the IRS were to litigate successfully against the curative allocations. Because the Partnership has a relatively low tax basis in its properties, a successful challenge by the IRS of the curative allocation would result in a ratio of taxable income to cash distributions received by the holder of a Class A Common Unit that is materially higher than the estimate set forth above under "--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

 Counsel is of the opinion that, with the exception of the curative allocations, the Special Allocations and the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that some of the allocations in the Partnership Agreement may be successfully challenged by the IRS.

  If an allocation contained in the Partnership Agreement is not given effect for federal income tax purposes, notwithstanding the opinion of counsel, items of income, gain, loss, deduction or credit will be reallocated to the Unitholders and the General Partner in accordance with their respective interests in such items. Such reallocation among the Unitholders and the General Partner of such items of income, gain, loss, deduction or credit allocated under the Partnership Agreement could result in additional taxable income to the Unitholders. If the Special Allocations are not given effect, the gross income subject to these allocations will be allocated to the Class B Common Unitholders.

TAX TREATMENT OF OPERATIONS

 Income and Deductions in General

  Each Unitholder will be required to report on his income tax return, his allocable share of income, gains, losses, deductions and credits of the Partnership. Such items must be included on the Unitholder's federal income tax return without regard to whether the Partnership makes a distribution of cash to the Unitholder. A Unitholder is generally entitled to offset his allocable share of the Partnership's passive income with his allocable share of losses generated by the Partnership, if any. See"--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses." No federal income tax will be payable by the Partnership.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to the months in such quarter during which such Units were owned but will not be entitled to receive such cash distribution.

 Accounting Method and Taxable Year

  The Partnership will use the calendar year as its taxable year and uses the accrual method of accounting for federal income tax purposes.

 Initial Tax Basis, Depreciation and Amortization

  The tax basis established for the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The aggregate tax basis established for the assets contributed to the Partnership by the General Partner was initially equal to the tax basis of the General Partner in such assets immediately before their contribution to the Partnership. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

 The Partnership has both tangible assets of substantial value (including the pipeline and related equipment) and rights of way of substantial value. Amortization deductions in respect of such assets are based on determinations as to their relative fair market values and useful lives by the Partnership. The IRS may (i) challenge either the fair market values or the useful lives assigned to such assets, or (ii) seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization were successful, the deductions allocated to a Unitholder in respect of such assets would be reduced or eliminated and a Unitholder's share of taxable income from the Partnership would be increased accordingly. Any such increase could be material.

 Section 754 Election

  The Partnership has made the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. The election generally permits a purchaser of Class A Common Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his Unit price). The 743(b) adjustment is attributed solely to a purchaser of Class A Common Units and is not added to the bases of the Partnership's assets. (For purposes of this discussion, a Partner's inside basis in the Partnership's assets will be considered to have two components: (i) his share of the Partnership's actual basis in such assets ("Common Basis"), and (ii) his Section 743(b) adjustment allocated to each such asset).

  Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly acquired recovery property placed in service when the Purchaser acquires the Class A Common Units. Under Treasury Regulation Section 1.167(d)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Bases in such properties. Pursuant to the Partnership Agreement, the General Partner is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of
Section 197 of the Code. See "--Uniformity of Class A Common Units" below.

  Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or
Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Class A Common Units" below.

  The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill, which, as an intangible asset would be amortizable over a longer period of time than the Partnership's tangible assets.

  A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Units' share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount which a Unitholder will be able to obtain upon the sale of his Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. Should the IRS require a different basis adjustment to be made, and should, in the General Partner's opinion, the expense of compliance exceed the benefit of the election, the General Partner may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of Units subsequent to such revocation probably will incur increased tax liability.

 Alternative Minimum Tax

  Each Unitholder will be required to take into account his distributive share of items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of the Partnership's depreciation deductions may be treated as an item of tax preference for this purpose.

  A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss.

  Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Class A Common Units on their liability for the alternative minimum tax.

 Valuation of Partnership Property and Basis of Properties

  The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the General Partner of the relative fair market values, and determinations of the initial tax basis of the assets of the Partnership. Although the General Partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the General Partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

 Treatment of Units Loaned to Cover Short Sales

  A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having transferred beneficial ownership of such Units. If so, he would no longer be a partner with respect to those Units during the period of such loan. As a result, during such period, any Partnership income, gain, deductions, losses or credits with respect to those Units would appear not to be reportable by such Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

  The Taxpayer Relief Act of 1997 (the "TRA of 1997") also contains provisions affecting the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter into a short sale of, an offsetting notional principal contract with respect to or a futures or forward contract to deliver the same or substantially identical property, or in the case of an appreciated financial position that is a short sale or offsetting notional principal or futures or forward contract, the taxpayer or related persons acquire, the same or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

DISPOSITION OF CLASS A COMMON UNITS

 Recognition of Gain or Loss

  Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus that Unitholder's share of Partnership nonrecourse liabilities. Since the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.

  Prior Partnership distributions in excess of cumulative net taxable income in respect of a Class A Common Unit which decreased a Unitholder's tax basis in such Class A Common Unit will, in effect, become taxable income if the Class A Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit will generally be taxable as capital gain or loss, and gain on sale or exchange of a Unit held for more than eighteen months will generally be subject to a maximum tax rate of 20%. A substantial portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable capital loss realized on the sale of the Unit. Thus a Unitholder may recognize both ordinary income and a capital loss upon disposition of Units. Net capital losses may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

  The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of such aggregate tax basis must be allocated to the interests sold on the basis of some equitable apportionment method. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Class A Common Units, the aggregation of tax bases of a holder of Class A Common Units effectively prohibits him from choosing among Class A Common Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Class A Common Units. It is not clear whether the ruling applies to publicly traded partnerships, such as the Partnership, the interests in which are evidenced by separate interests and accordingly Counsel does not opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of that ruling.

 Allocations Between Transferors and Transferees

  In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business shall be allocated among the Unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss, or deduction and credit accrued after the transfer.

  The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and accordingly, Counsel does not opine on the validity of the method of allocating income and deductions between the transferors and the transferees of Class A Common Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The General Partner is authorized to revise the Partnership's method of allocation between the transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to such quarter during which such Units were owned, but will not be entitled to receive such cash distribution.

 Notification Requirements

  A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of such sale or exchange within 30 days of the sale or exchange and in any event no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the allocation of the amount of the consideration received for such Unit. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

 Constructive Termination

  The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination of the Partnership will cause a termination of the Operating Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

  Under regulations, a termination of the Partnership would result in a deemed transfer by the Partnership of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Partnership.

ENTITY-LEVEL COLLECTIONS

  If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Partner or Former Partner, the General Partner is authorized to pay such taxes from Partnership funds. Such payments, if made, will be deemed current distributions of cash to the Unitholders and the General Partner. The General Partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event, the partner could file a claim for credit or refund.

UNIFORMITY OF CLASS A COMMON UNITS

  Since the Partnership cannot match transferors and transferees of Class A Common Units, uniformity of the economic and tax characteristics of the Class A Common Units to a purchaser of such Class A Common Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulations Section 1.168-2(n) and Treasury Regulation
Section 1.167(c)-1(a)(6). Any such non-uniformity could have a negative impact on the value of a Unitholder's interest in the Partnership.

  The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). See "--Tax Treatment of Operations--Section 754 Election" above. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation convention under which all purchasers acquiring Class A Common Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the

Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization of deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. Such convention will not be adopted if the Partnership determines that the loss of such depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Class A Common Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were to be sustained, the uniformity of Class A Common Units may be affected.

  Because of the Special Allocations of gross income to the Class A Common Units, the capital accounts underlying the Class A Common Units will likely differ, perhaps materially, from the capital accounts underlying the Class B Common Units. The Partnership Agreement contains a method by which the General Partner may cause the capital accounts underlying the Class A Common Units to equal the capital accounts underlying the Class B Common Units. The General Partner must be reasonably assured, based on advice of counsel, that the Class B Common Units and the Class A Common Units share the same intrinsic economic and federal income tax characteristics, in all material respects, before the Class A Common Units and the Class B Common Units will be treated as one class of Units.

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

  Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

  Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  A regulated investment company or mutual fund is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

  Nonresident aliens and foreign corporations, trusts or estates which acquire Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates on such income. Under rules applicable to publicly traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require the Partnership to change these procedures.

  Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

 Partnership Information Returns and Audit Procedures

  The Partnership intends to furnish each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss, deduction and credit for the preceding Partnership taxable year. If the Partnership elects large partnership treatment under the provisions of the TRA of 1997, this tax information will be provided to Unitholders by March 15th for the preceding Partnership taxable year as required. In preparing this information, which will generally not be reviewed by counsel, the General Partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective Unitholder's allocable share of income, gain, loss, deduction and credits. See "--Allocation of Partnership Income, Gain, Loss and Deduction," "--Tax Treatment of Operations--Initial Tax Basis, Depreciation and Amortization" and "--Tax Treatment of Operations--Section 754 Election" and "--Disposition of Class A Common Units--Allocations Between Transferors and Transferees." There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The General Partner cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

  The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from such audit may require each Unitholder to file an amended tax return, and possibly may result in an audit of the Unitholder's return. If the Partnership elects large partnership treatment under the provisions of the TRA of 1997, partnership adjustments would not result in Unitholders having to file amended returns. Instead, these adjustments generally would flow through to the partners for the year in which the adjustment takes effect. Thus, the current year partners' share of current year partnership items of income, gains, losses, deductions or credits would be adjusted to reflect partnership audit adjustments that take effect in that year. In addition, in lieu of flowing adjustments through to its partners the partnership may elect to pay an imputed underpayment. In either case, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner.

  The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind any Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless the Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least 1% interest in the profits of the Partnership and by Unitholders having, in the aggregate, at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on the Partnership's return to avoid the requirement that all items be treated consistently on both returns. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the TRA of 1997, partners in a partnership electing to be treated as a large partnership would be required to treat all partnership items in a manner consistent with the partnership return.

  Under the reporting provisions of the TRA of 1997, each partner of a partnership electing to be treated as a large partnership would take into account separately his share of the following items, determined at the partnership level: (i) taxable income or loss from passive loss limitation activities; (ii) taxable income or loss from other activities (such as portfolio income or loss); (iii) net capital gains (or net capital loss) to the extent allocable to passive loss limitation activities and other activities; (iv) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (v) general credits; (vi) low-income housing credit; (vii) rehabilitation credit; (viii) tax-exempt interests; (ix) for certain partnerships, foreign taxes paid and foreign source partnership items; and (x) any other items designated by the IRS to be separately treated.

  The TRA of 1997 also makes a number of changes to the tax compliance and administrative rules relating to partnerships that elect large partnership treatment. One provision would require that each partner in a large partnership take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the TRA of 1997, a partnership could elect to or, in some circumstances, could be required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units. The partnership has not determined at this time whether it will make the election to be treated as a large partnership.

 Nominee Reporting

  Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership: (i) the name, address and taxpayer identification number of the beneficial owners and the nominee; (ii) whether the beneficial owner is (a) a person that is not a United States person, (b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (iii) the amount and description of the Units held, acquired or transferred for the beneficial owners; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of the net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on Partnership Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

 Registration as a Tax Shelter

  The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as principal organizer of the Partnership, has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following shelter registration number to the Partnership: 92008000124. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN

INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish such registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

 Accuracy--Related Penalties

  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return with respect to which there is, or was, "substantial authority" or as to which there is reasonable basis and the pertinent facts are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that does not appear to include the Partnership. If any Partnership item of income, gain, loss, deduction or credit included in the distributive shares of the Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAX CONSIDERATIONS

  Prospective investors should consider state and local tax consequences of an investment in the Partnership. The Partnership anticipates owning property or doing business in Illinois, Indiana, Michigan, Minnesota, New York, North Dakota and Wisconsin. The Unitholder will likely be required to file state income tax returns and/or to pay such taxes in such states and may be subject to penalties for failure to comply with such requirements. Some of the states may require that a partnership withhold a percentage of income from amounts that are to be distributed to a partner that is not a resident of the state. The amounts withheld, which may be greater or less than a particular partner's income tax liability to the state, generally do not relieve the non-resident partner from the obligation to file a state income tax return. In addition, an obligation to file tax returns or to pay taxes may arise in other states.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in the Partnership. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state and local tax consequences of an investment in the Partnership.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

  An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to (i) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (ii) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (iii) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

  In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner would also be a fiduciary of such plan and the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

  Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals rather than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (i) the equity interests acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (ii) the entity is an "operating company"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (iii) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as government plans). The Partnership's assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in
(i) above, and may also satisfy the requirements in (ii) and (iii).

                                 UNDERWRITING

  Upon the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Partnership has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Partnership, the number of Class A Common Units set forth opposite the name of such Underwriter below:

                                                                     NUMBER OF
                                                                      CLASS A
             UNDERWRITER                                            COMMON UNITS
             -----------                                            ------------
     Smith Barney Inc..............................................
     Goldman, Sachs & Co...........................................
     Merrill Lynch, Pierce, Fenner & Smith
           Incorporated............................................
                                                                     ---------
       Total.......................................................  2,200,000
                                                                     =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Class A Common Units are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Class A Common Units offered hereby (other than those covered by the over-allotment option described below) if any such Class A Common Units are taken.

  The Underwriters, for whom Smith Barney Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, initially propose to offer part of the Class A Common Units offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus and part of such Class A Common Units to
certain dealers at such price less a concession not in excess of $   per Class
A Common Unit. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $   per Class A Common Unit to certain other
dealers.

  The Partnership and the General Partner have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, contract to sell or otherwise dispose of, any Class A Common Units or Class B Common Units or any securities substantially similar to, convertible into or exercisable or exchangeable for, Class A Common Units or Class B Common Units or grant any options or warrants to purchase any Class A Common Units or Class B Common Units or any such securities.

  The Partnership has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 330,000 additional Class A Common Units at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sales of the Class A Common Units offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Class A Common Units as the number of Class A Common Units set forth opposite each Underwriter's name in the preceding table bears to the total number of Class A Common Units listed in such table.

  Because the National Association of Securities Dealers, Inc. ("NASD") views the Class A Common Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

  In connection with the offering of the Class A Common Units offered hereby and in compliance with applicable law, the Underwriters may engage in transactions which stabilize, maintain or otherwise affect the market price of the Class A Common Units at levels above those which might otherwise prevail in the open market. Specifically, the Underwriters may over-allot in connection with the offering creating a short position in the Class A Common Units for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of the Class A Common Units, the Underwriters may place bids for the Class A Common Units or effect purchases of the Class A Common Units in the open market. A syndicate short position may also be covered by exercise of the over-allotment option described above. Finally, the Underwriters may impose a penalty bid on certain Underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Class A Common Units in the offering if the syndicate repurchases previously distributed Class A Common Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  The Partnership, the Operating Partnership and the General Partner have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                       VALIDITY OF CLASS A COMMON UNITS

  The validity of the Class A Common Units is being passed upon by Andrews & Kurth L.L.P., as counsel for the General Partner and the Partnership. Certain legal matters in connection with the Class A Common Units will be passed upon for the Underwriters by Baker & Botts, L.L.P., as counsel for the Underwriters.

                                    EXPERTS

  The consolidated financial statements of Lakehead Pipe Line Partners, L.P. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The balance sheet of Lakehead Pipe Line Company, Inc. as of December 31, 1996, incorporated in this Prospectus by reference to the Current Report on Form 8-K of Lakehead Pipe Line Partners, L.P. dated September 25, 1997, has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            INDEPENDENT ACCOUNTANTS

  The firm of Price Waterhouse LLP has been approved by the General Partner as the Partnership's independent accountants for 1997 and serves as the independent accountants for Lakehead. In addition, Price Waterhouse serves as independent accountants in Canada for IPL Energy and IPL.

                                                                      EXHIBIT A

                           GLOSSARY OF DEFINED TERMS

  The following terms used in this Prospectus shall have the following respective meanings:

  "Adjusted Property" means any property the carrying values of which have been adjusted pursuant to the terms and provisions of the Partnership Agreement, which generally permit the adjustment of capital accounts to reflect the revaluation of existing partnership property to fair market value upon a contribution or distribution of money or other property in consideration for the acquisition or relinquishment of an interest in the Partnership.

  "Assignee" means a Non-citizen Assignee or a person to whom one or more Units have been transferred in a manner permitted under the Partnership Agreement and who has executed and delivered a transfer application as required by the Partnership Agreement, but who has not become a substituted Limited Partner.

  "Available Cash" means, with respect to any calendar quarter, (i) the sum of
(a) all cash receipts of the Partnership during such quarter from all sources (including distributions of cash received from the Operating Partnership) and
(b) any reduction in cash reserves established in prior quarters (either by reversal or utilization), less (ii) the sum of (aa) all cash disbursements of the Partnership during such quarter (excluding cash distributions to Unitholders and to the General Partner) and (bb) any cash reserves established in such quarter in such amounts as the General Partner shall determine to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Partnership (including cash reserves for possible rate refunds or future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four quarters and (cc) any other cash reserves established in such quarter in such amounts as the General Partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Unitholders shall not be considered cash disbursements of the Partnership that reduce "Available Cash," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Unitholders. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Unitholders) may be considered to be cash disbursements of the Partnership that reduces "Available Cash," but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to Unitholders. Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership.

  "barrel mile" means a measurement of how fully a pipeline is used over its length, calculated by multiplying individual deliveries (barrels) by their distances shipped (miles) and summing the product of such multiplication.

  "bitumen" means a naturally occurring viscous mixture, mainly of hydrocarbons, that in its naturally occurring viscous state is not recoverable at a commercial rate through a well, absent steam injection, and also includes hydrocarbons produced as a result of mining oil-impregnated rock or sand.

  "Book-Tax Disparity" means, with respect to any item of Contributed Property or Adjusted Property, the difference between the carrying value of such property and the adjusted basis thereof for federal income tax purposes, i.e., the difference between the partner's book capital account and a pure tax capital account, arising from a revaluation of any such property.

  "CAPP" means the Canadian Association of Petroleum Producers.

  "Cash from Interim Capital Transactions" means cash distributed by the Partnership in excess of the cumulative amount that is Cash from Operations.

  "Cash from Operations" means, at any date but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, the cash balance of the Partnership at Partnership Inception

(excluding any cash on hand at Partnership Inception from the exercise of the Underwriters' over-allotment option), plus all cash receipts of the Partnership from its operations (excluding any cash proceeds from Interim Capital Transactions) during the period since Partnership Inception through such date less the sum of (a) all cash operating expenditures of the Partnership, including, without limitation, taxes paid by the Partnership as an entity after Partnership Inception, (b) all cash debt service payments of the Partnership during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancing or refunding of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the General Partner to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (c) all cash capital expenditures of the Partnership during such period necessary to maintain the service capability of the Lakehead System,
(d) an amount equal to the incremental revenues collected pursuant to a rate increase that are, at such date, subject to possible refund and for which the General Partner has established a cash reserve, (e) any cash reserves outstanding as of such date that the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and
(f) any cash reserves outstanding as of such date that the General Partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four quarters, all as determined on a consolidated basis after elimination of intercompany items and Lakehead's general partner interest in the Operating Partnership. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Unitholders shall not be considered cash operating expenditures of the Partnership that reduce "Cash from Operations," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Unitholders. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Unitholders) may be considered to be cash disbursements of the Partnership that reduces "Cash from Operations," but the payment or withholding thereof shall not be deemed to be a distribution to Unitholders.

  "Cdn. $" means Canadian dollars.

  "Code" means the United States Internal Revenue Code of 1986, as amended, and as interpreted by the applicable regulations thereunder.

  "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership by the General Partner.

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. 17-101, et seq., as it may be amended from time to time, and any successor to such statute.

  "deliveries" means the amount of liquid hydrocarbons delivered by a pipeline to certain points along the system.

  "Distribution Support Agreement" means the agreement between the Partnership, the General Partner and IPL which specifies certain business opportunities that the General Partner and its affiliates are prohibited from engaging in.

  "employee benefit plans" include qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts.

  "Energy Policy Act" means the Energy Policy Act of 1992.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor to such statute.

  "FERC" means the United States Federal Energy Regulatory Commission.

  "First Target Distribution" means $0.59 per Unit per calendar quarter, subject to downward adjustment under certain circumstances including distributions of capital to Unitholders.

  "General Partner" means Lakehead Pipe Line Company, Inc., a Delaware corporation. The General Partner is sometimes referred to herein as "Lakehead."

  "Interim Capital Transactions" means in general, extraordinary transactions that have an impact on the capital of the Partnership, which are defined in the Partnership Agreement to be (a) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (b) sales of equity interests by the Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business,
(y) sales or other dispositions of other current assets including accounts receivable or (z) sales or other dispositions of assets as part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

  "IPL" means Interprovincial Pipe Line Inc., a Canadian corporation that is a subsidiary of IPL Energy and the parent of Lakehead.

  "IPL Energy" means IPL Energy Inc., a Canadian corporation and the parent of IPL.

  "IPL Energy USA" means IPL Energy (U.S.A.) Inc., a U.S. corporation and subsidiary of IPL Energy.

  "IPL System" means the portion of the System that is in Canada.

  "IRS" means the United States Internal Revenue Service.

  "Lakehead" means Lakehead Pipe Line Company, Inc., a Delaware corporation and the General Partner of the Partnership.

  "Lakehead System" means the portion of the System that is in the United
States.

  "Limited Partner" means each person holding a limited partner interest (which includes Class A Common Units and Class B Common Units) in the Partnership who has been admitted to the Partnership as a partner.

  "Montreal Extension" means the portion of the IPL System running from Sarnia, Ontario to Montreal, Quebec.

  "NEB" means the National Energy Board, the Canadian regulatory authority that governs the interprovincial transportation of liquid hydrocarbons by the IPL System.

  "netback" means the price received by a seller for a barrel of crude oil or NGLs, less the cost of transportation.

  "NGLs" means those hydrocarbon components transported on the Lakehead System that include the following natural gas liquids: propane, butanes, pentanes plus and condensate with certain vapor pressures.

  "Operating Partnership" means Lakehead Pipe Line Company, Limited Partnership, a Delaware limited partnership.

  "Operating Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

  "Order No. 561" means FERC Order No. 561 issued on October 22, 1993.

  "Partnership" means Lakehead Pipe Line Partners, L.P., a Delaware limited partnership.

  "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership (and together with the Operating Partnership Agreement, the "Partnership Agreements").

  "Producer Price Index for Finished Goods" means the Producer Price Index for Finished Goods published by the U.S. Department of Labor, Bureau of Labor Statistics.

  "SEC" means the United States Securities and Exchange Commission.

  "Second Target Distribution" means initially $0.70 per Unit per calendar quarter, subject to downward adjustment under certain circumstances including distributions of capital to Unitholders.

  "Section 751 Assets" means the Partnership's "unrealized receivables" (including depreciation recapture) and "substantially appreciated inventory items," both as defined in Section 751 of the Code.

  "Securities Act" means the Securities Act of 1933, as amended, and any successor to such statute.

  "SEP II" means the capacity expansion program undertaken by the Partnership expected to be completed in late 1998.

  "Services Agreement" means the agreement between IPL, or IPL Energy USA and Lakehead, whereby IPL provides certain services to Lakehead.

  "Services Partnership" means Lakehead Services, Limited Partnership, a Delaware limited partnership which is not part of the operating business of the System, but in which the Partnership holds a 1% general partner interest and Lakehead owns a 99% limited partner interest.

  "Settlement Agreement" means the Settlement Agreement between the Partnership and representatives of certain of the Partnership's customers on all then outstanding contested tariff rates, which agreement was approved by the FERC in October 1996.

  "Special Allocation" means the allocation, beginning with the 1995 taxable year of the Partnership, of amounts of gross income to the Class A Common Unitholders that would otherwise be allocated to the Class B Common Unitholder as provided in the Partnership Agreement.

  "System" means the 3,200-mile liquids pipeline that extends from western Canada though the upper and lower Great Lakes region of the United States to eastern Canada.

  "tariff" means the charge to transport liquid hydrocarbons from a receipt point to a delivery point.

  "Third Target Distribution" means initially $0.99 per Unit per calendar quarter, subject to downward adjustment under certain circumstances including distributions of capital to Unitholders.

  "throughput" means the amount of liquid hydrocarbons flowing at a given point on the Lakehead System or the IPL System.

  "Unitholder" means a person who is the holder of a Class A Common Unit or a Class B Common Unit on the records of the Partnership.

  "Units" means a partnership interest of a Limited Partner or Assignee in the Partnership (including Class A Common Units and Class B Common Units) representing a fractional part of the partnership interest of all Limited Partners and Assignees.

  "Unrecovered Capital" means, at any time, with respect to a Unit, the Unrecovered Initial Unit Price.

  "Unrecovered Initial Unit Price" with respect to a Unit means, in general, the amount by which (i) $21.50 exceeds (ii) the aggregate per Unit distributions of Cash from Interim Capital Transactions in respect of such Unit.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE PARTNERSHIP OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CON-STITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE CLASS A COMMON UNITS OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT
IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANC-ES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   4
Incorporation of Certain Information.....................................   4
Prospectus Summary.......................................................   5
Forward-Looking Statements...............................................  12
Risk Factors.............................................................  12
Partnership Structure....................................................  19
Use of Proceeds..........................................................  20
Capitalization...........................................................  20
Price Range of Class A Common Units and Distributions....................  21
Selected Historical Financial and Operating Data.........................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  28
Management...............................................................  40
Cash Distributions.......................................................  42
Conflicts of Interest and Fiduciary Responsibilities.....................  46
Tax Considerations.......................................................  50
Investment in the Partnership by Employee Benefit Plans..................  65
Underwriting.............................................................  66
Validity of Class A Common Units.........................................  67
Experts..................................................................  67
Independent Accountants..................................................  67
Glossary of Defined Terms................................................ A-1

-------------------------------------------------------------------------------
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                                   2,200,000
                             CLASS A COMMON UNITS

                                   LAKEHEAD
                                   PIPE LINE
                                PARTNERS, L.P.

                             REPRESENTING CLASS A
                           LIMITED PARTNER INTERESTS

                                   --------

                                  PROSPECTUS

                                      , 1997

                                   --------

                               SMITH BARNEY INC.
                             GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

      SEC Registration Fee............................................ $ 36,179
      NASD Fee........................................................   12,440
      New York Stock Exchange Listing Fee.............................   10,500
      Accounting Fees and Expenses....................................   35,000
      Legal Fees and Expenses.........................................  250,000
      Printing and Engraving Expenses.................................  125,000
      Blue Sky Qualification Fees and Expenses........................   10,000
      Transfer Agent's Fee............................................    2,500
      Miscellaneous...................................................   18,381
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

--------
(1) The amounts set forth in Item 14, except for the SEC, NASD and New York Stock Exchange fees, are in each case estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Partnership Agreements of the Partnership and the Operating Partnership provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement or the Operating Partnership Agreement or the property, business, affairs or management of the Partnership or the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any Departing Partner (as defined in the Partnership Agreement or the Operating Partnership Agreement), any affiliate of the General Partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

  Reference is made to Section 7 of the Underwriting Agreement filed as
Exhibit 1.1 hereto.

ITEM 16. EXHIBITS

  (a) The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

   EXHIBIT                              DESCRIPTION
   ------- --------------------------------------------------------------------
    **1.1  Form of Underwriting Agreement.
      3.1  Certificate of Limited Partnership of the Partnership (incorporated herein by reference to Exhibit 3.1 to the Partnership's Registration
           Statement on Form S-1 (File No. 33-43425)).
      4.1  Form of Certificate representing Class A Common Units (incorporated herein by reference to Exhibit 1 to the Partnership's Form 8-A/A
           (Amendment No. 2), dated May 2, 1997 (File No. 1-10934)).
      4.2  Amended and Restated Agreement of Limited Partnership of the
           Partnership, dated April 15, 1997 (incorporated herein by reference to Exhibit 2 to the Partnership's Form 8-A/A (Amendment No. 2),
           dated May 2, 1997 (File No. 1-10934)).
    **5.1  Opinion of Andrews & Kurth L.L.P. as to the validity of the securities being registered.
    **8.1  Opinion of Andrews & Kurth L.L.P. as to certain federal income tax matters.
   **23.1  Consent of Price Waterhouse LLP.
   **23.2  Consent of Andrews & Kurth L.L.P. (included in their opinions filed as Exhibits 5.1 and 8.1).
    *24.1  Powers of Attorney (included on signature page of the Registration
           Statement).
    *27.1  Financial Data Schedule (incorporated herein by reference to Exhibit
           27.1 to the Partnership's Quarterly Report on Form 10-Q for the
           period ended June 30, 1997).

--------

 * Previously filed.

** Filed herewith.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DULUTH, MINNESOTA, ON OCTOBER 17, 1997.

                                          LAKEHEAD PIPE LINE PARTNERS, L.P.

                                          By: Lakehead Pipe Line Company, Inc.
                                              its General Partner

                                                     /s/ P. D. Daniel
                                          By: _________________________________
                                                       P. D. Daniel
                                                         President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

              SIGNATURE                         TITLE                DATE

                                        Chairman and
               *                         Director                October 17,
-------------------------------------                             1997
           E. C. HAMBROOK



          /s/ P. D. Daniel
-------------------------------------   President and
            P. D. DANIEL                 Director (Principal     October 17,
                                         Executive Officer)       1997




                                        Vice President and
               *                         Director                October 17,
-------------------------------------                             1997
            R. C. SANDAHL



                                        Chief Accountant
               *                         (Principal              October 17,
-------------------------------------    Financial and            1997
             M. A. MAKI                  Accounting Officer)



                                        Director
               *                                                 October 17,
-------------------------------------                             1997
          F. W. FITZPATRICK




-------------------------------------   Director                        , 1997
           B. F. MACNEILL




-------------------------------------   Director                        , 1997
            C. A. RUSSELL



                                        Director
               *                                                 October 17,
-------------------------------------                             1997
           D. P. TRUSWELL

        /s/ P. D. Daniel

*By: ---------------------------
          P. D. DANIEL
        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                               DESCRIPTION
 ------- ----------------------------------------------------------------------
  **1.1  Form of Underwriting Agreement.
   3.1   Certificate of Limited Partnership of the Partnership (incorporated herein by reference to Exhibit 3.1 to the Partnership's Registration
         Statement on Form S-1 (File No. 33-43425)).
   4.1   Form of Certificate representing Class A Common Units (incorporated herein by reference to Exhibit 1 to the Partnership's Form 8-A/A
         (Amendment No. 2), dated May 2, 1997 (File No. 1-10934)).
   4.2   Amended and Restated Agreement of Limited Partnership of the
         Partnership, dated April 15, 1997 (incorporated herein by reference to
         Exhibit 2 to the Partnership's Form 8-A/A (Amendment No. 2), dated May
         2, 1997 (File No. 1-10934)).
  **5.1  Opinion of Andrews & Kurth L.L.P. as to the validity of the securities being registered.
  **8.1  Opinion of Andrews & Kurth L.L.P. as to certain federal income tax matters.
 **23.1  Consent of Price Waterhouse LLP.
 **23.2  Consent of Andrews & Kurth L.L.P. (included in their opinions filed as
         Exhibits 5.1 and 8.1).
  *24.1  Powers of Attorney (included on signature page of the Registration
         Statement).
  *27.1  Financial Data Schedule (incorporated herein by reference to Exhibit
         27.1 to the Partnership's Quarterly Report on Form 10-Q for the period ended June 30, 1997).

--------

 *Previously filed.

**Filed herewith.